AGREEMENT AND PLAN OF MERGER

by and among

GAMMON GOLD INC.,

CAPITAL GOLD ACQUIRECO, INC.

and

CAPITAL GOLD CORPORATION

DATED AS OF OCTOBER 1, 2010

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(continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2010 (this “Agreement”), is entered into by and among Gammon Gold Inc., a corporation incorporated under Part 1A of the Companies Act (Quebec) (“Parent”), Capital Gold AcquireCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“MergerCo”), and Capital Gold Corporation, a Delaware corporation (“Company”).

WITNESSETH:

WHEREAS, the Board of Directors of each of Parent, MergerCo and the Company has approved and declared advisable this Agreement, and the merger of MergerCo with and into the Company (the “Merger”) so that the Company is the surviving company in the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of each of Parent, MergerCo and the Company has determined that it is in the best interests of their respective companies and stockholders that Parent acquire the Company pursuant to the Merger provided for in this Agreement; and

WHEREAS, in connection with the execution and delivery of this Agreement by the parties hereto, each officer and director of the Company (each, a “Locked-up Stockholder”) has entered into a voting and support agreement, dated as of the date hereof, with Parent and MergerCo, in the form attached hereto as Exhibit A (the “Voting and Support Agreement”), pursuant to which each Locked-up Stockholder has agreed, among other things, to vote all of the Company Common Stock (as defined herein) beneficially owned by him or her in favor of the Merger; and

WHEREAS, the parties desire to enter into a definitive agreement in respect of the Merger in order to make certain representations, warranties and agreements and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

1.1                        The Merger.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time MergerCo shall merge with and into the Company.  As a result of the Merger, the separate corporate existence of MergerCo shall cease and the Company shall continue as the Surviving Company of the Merger (sometimes referred to in such capacity as the “Surviving Company”).

(b)           Parent, MergerCo and the Company may at any time mutually agree to change the method of effecting the business combination, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective stockholders hereunder); provided, however, that the business combination shall be effected through a triangular merger structure and, further provided, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 2.1(a)) provided for in this Agreement or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2                        Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be agreed upon by Parent and the Company, which shall be no later than the fifth Business Day (as defined in Section 10.5) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Fasken Martineau DuMoulin LLP, 333 Bay Street, Suite 2400, Toronto, Ontario M5H 2T6, Canada, unless another time, date or place is agreed to in writing by Parent and the Company. Documents relating to the Closing may be exchanged electronically. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3                        Effective Time.  Subject to the provisions of this Agreement, at the time of the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4                        Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and MergerCo shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and MergerCo shall become the debts, liabilities and duties of the Surviving Company.

1.5                       Certificate of Incorporation and By-laws.

(a)           At the Effective Time, the certificate of incorporation of the Surviving Company, shall, subject to Section 7.8 hereof, be amended in its entirety to contain the provisions set forth in the certificate of incorporation of MergerCo, attached hereto as Exhibit B, except that the name of the Surviving Company may be changed at the Effective Time.

(b)           At the Effective Time, the by-laws of the Surviving Company, shall, subject to Section 7.8 hereof, be amended in their entirety to contain the provisions set forth in the by-laws of MergerCo, attached hereto as Exhibit C, except that the name of the Surviving Company may be changed at the Effective Time, until thereafter changed or amended as provided therein or by applicable Law (subject to Section 7.8(a)).

1.6                       Directors of the Surviving Company.  The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7                       Officers of the Surviving Company.  The officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.8                       Company Director Designee.

(a)           Parent shall use its commercially reasonable efforts to cause one of the nominees proposed by the Company (the “Company Director Designee”) to be appointed to the Parent board of directors promptly after the Effective Time.  If the Company Director Designee cannot be appointed to the Parent board of directors promptly after the Effective Time, then the Company Director Designee shall be granted observer status at Parent board of directors meetings that occur at any time following the Effective Time and prior to the earlier of (i) the date on which the Company Director Designee is appointed to the Parent board of directors and (ii) the annual general meeting of Parent stockholders to be held in 2011.  Subject to applicable Law and subject to the Company Director Designee’s execution of a confidentiality agreement acceptable to Parent, acting reasonably, and his compliance with Parent’s insider trading, corporate governance and disclosure policies, during such time period Parent shall cause to be delivered to the Company Director Designee all information distributed to regular board members.  Following the Closing, the nominating and corporate governance committee of Parent’s board of directors, or such successor committee with comparable responsibilities, shall, if deemed advisable by such committee, nominate the Company Director Designee for election, or re-election, as the case may be, for the position of director at each of the 2011 and 2012 annual general meetings of Parent stockholders following the Closing.

ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK AND OTHER SECURITIES
OF THE CONSTITUENT CORPORATIONS

2.1                       Effect on the Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company or the holder of any of the following securities:

(a)            Subject to Section 3.2(d), each share of the common stock of the Company (including all Company Restricted Stock (as defined herein)) issued and outstanding immediately prior to the Effective Time (“Company Common Stock”), except for shares of Company Common Stock owned by Parent, MergerCo or the Company, shall be converted into the right to receive (i) 0.5209 (the “Exchange Ratio”) validly issued, fully paid and nonassessable common shares (“Parent Common Shares”) of Parent, and (ii) US$0.79 in cash. Such number of Parent Common Shares, as may be adjusted in Section 2.1(b), and $0.79 in cash being the “Merger Consideration”. The Merger Consideration was derived from the volume weighted average closing price of Parent Common Shares on the NYSE for the 10 trading days prior to September 27, 2010.

(b)           All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article 2 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate representing any such shares of Company Common Stock immediately prior to the Effective Time (each a “Certificate”) shall thereafter represent only the right to receive (i) the Merger Consideration and (ii) cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 2.1 and Section 3.2(d) upon surrender of such Certificate in accordance with Section 3.2, without interest. The right of any holder of a Certificate to receive the Merger Consideration and cash in lieu of any fractional shares payable pursuant to Section 3.2(d) shall, to the extent provided in Section 3.3, be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(c)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company, Parent or MergerCo shall be cancelled and shall cease to exist and no Parent Common Shares or other consideration shall be delivered in exchange therefor.

2.2                        Effect on Securities Exercisable for or Convertible into Company Common Stock.

(a)           Company Stock Options.  Effective as of the Effective Time, each then outstanding option to purchase shares of Company Common Stock (each a “Company Stock Option”) pursuant to the equity-based compensation plan identified on Section 4.16(a) of the Company Disclosure Letter (the “Company Stock Plan”) and the award agreements evidencing the grants thereunder shall be assumed, subject to approval by the Toronto Stock Exchange (“TSX”) and New York Stock Exchange (“NYSE”), by Parent and shall thereafter be exercisable to purchase a number of Parent Common Shares (an “Assumed Stock Option”) equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Conversion Number (rounded down to the nearest whole share); at a per share exercise price for Parent Common Shares issuable upon the exercise of such Assumed Stock Option equal to (i) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (ii) the Conversion number (rounded up to the nearest whole cent); provided, however, that the exercise price and the number of Parent Common Shares purchasable pursuant to the Assumed Stock Options shall be subject to such adjustments as may be necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the Code and Treasury regulations thereunder.  For purposes of this Agreement, the “Conversion Number” shall be equal to the fraction (x) having a numerator equal to the per share Merger Consideration (valuing the stock portion of the per share Merger Consideration at the Measurement Price thereof (as defined below)), and (y) having a denominator equal to the average of the closing sale prices of the Parent Common Shares (in U.S. dollars) as quoted by the NYSE for each of the five consecutive trading days immediately preceding the Effective Time (as reported by Bloomberg LP for each such trading day, or, if not reported by Bloomberg LP, any other authoritative source reasonably selected by Parent (the “Measurement Price”).  Except as specifically provided herein, following the Effective Time, each Assumed Stock Option shall continue to be governed by the same terms and conditions as set forth in the Company Stock Plan and any agreements thereunder as were applicable immediately prior to the Effective Time, provided, however, that each Assumed Stock Option shall be amended or modified to provide that following termination of employment (or termination of the consulting or other contractual relationship pursuant to which the holder of an Assumed Stock Option was granted such Assumed Stock Option), such Assumed Stock Option shall be exercisable until the earlier of (i) the 180th day from the date of such termination and (ii) the date of the expiration of the original option term, and such Assumed Stock Option shall thereafter expire and be cancelled and shall no longer entitle the holder or any former holder thereof to any rights whatsoever.  Upon the exercise of any Assumed Stock Option, the Parent Common Shares shall be registered and freely tradable under applicable Canadian and United States securities Laws (subject to any restrictions imposed by applicable Law on control persons or affiliates). In addition to the foregoing, Parent shall assume the Company Stock Plan, and the number and kind of shares available for issuance under the Company Stock Plan shall be converted into Parent Common Shares in accordance with the provisions of the Company Stock Plan.  Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Stock Option informing such holder of the effect of the Merger on the Company Stock Options.

(b)           Company Warrants.  Effective as of the Effective Time, each then outstanding warrant to purchase shares of Company Common Stock (each a “Company Warrant”), shall be assumed, subject to approval by the TSX and NYSE, by Parent and, in accordance with the terms thereof, shall thereafter be exercisable to purchase a number of Parent Common Shares (each, an “Assumed Warrant”) equal to (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (ii) the Conversion Number (rounded down to the nearest whole share); and the per share exercise price for Parent Common Shares issuable upon the exercise of such Assumed Warrant shall be equal to (x) the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time divided by (y) the Conversion Number (rounded up to the nearest whole cent). The Assumed Warrants shall be subject to the same terms and conditions (including expiration date) as were applicable to the corresponding Company Warrants immediately prior to the Effective Time.

(c)           Company Restricted Stock.  Immediately prior to the Effective Time, all then outstanding shares of Company Restricted Stock shall become fully vested, subject to applicable income and employment withholding Taxes.

2.3                       Additional Actions.

(a)           Prior to the Effective Time, the Compensation Committee of the Board of Directors of the Company shall make such adjustments and determinations and shall adopt any resolutions and take any corporate actions with respect to the Company Stock Options and Company Restricted Stock as are required to implement the provisions of this Article 2.  The Company shall take all actions necessary to ensure that after the Effective Time, neither Parent nor the Surviving Company will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options or any other stock-based award.

(b)           Prior to the Effective Time, the Company shall (i) use its commercially reasonable efforts to obtain any necessary consents from holders of Company Stock Options and Company Restricted Stock and (ii) make any amendments to the terms of the Company’s stock option or compensation plans or arrangements and any indenture or other instrument that are necessary to give effect to the transactions contemplated by Article 2.

(c)           Parent shall take such actions as are necessary for the assumption of the Company Stock Options pursuant to Section 2.2, including the reservation, issuance and listing of Parent Common Shares, as is necessary to implement the provisions of Section 2.2. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act of 1933, as amended (the “Securities Act”), with respect to Parent Common Shares subject to the Company Stock Options and, where applicable, shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Options (and to maintain the current status of the prospectus contained therein) for so long as such Company Stock Options remain outstanding.

2.4                       No Appraisal Rights.  Holders of shares of Company Common Stock will not have dissenters’ or appraisal rights under Section 262 of the DGCL with respect to the Merger.

2.5                       Parent Common Shares.  At and after the Effective Time, each of the Parent Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

2.6                       MergerCo Securities

(a)           Each issued and outstanding share of common stock of MergerCo shall be converted into one share of common stock of the Surviving Company.

(b)           The Surviving Company shall issue to Parent common stock of the Surviving Company in consideration for (i) the issuance by Parent of the Merger Consideration, and (ii) the payment by Parent of cash in lieu of issuing fractional Parent Common Shares in connection with the Merger (the “Cash Payment”).  The common stock of the Surviving Company issued pursuant to this Section 2.6(b) shall be fully paid and non-assessable shares of common stock of the Surviving Company with a fair market value at the Effective Time equal to the aggregate of the fair market value of the Merger Consideration issued, and the Cash Payment paid, by Parent at Closing.

2.7                       Certain Adjustments

The number of Parent Common Shares issuable in connection with the Merger shall be adjusted, at any time and from time to time, prior to the Effective Time to reflect any stock dividend, stock split, consolidation, amalgamation, reorganization of Parent that affects all holdings of Parent Common Shares in the same manner, on a per share basis.

ARTICLE 3
EXCHANGE OF SECURITIES

3.1                       Parent to Make Merger Consideration Available.  As promptly as practicable following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of the Company and Parent (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article 3, (i) certificates representing the number of Parent Common Shares sufficient to deliver the aggregate Merger Consideration, and (ii) cash in lieu of any fractional shares (such cash and certificates for Parent Common Shares, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 2.1 and paid pursuant to Section 3.2(d) in exchange for outstanding shares of Company Common Stock.

3.2                       Exchange of Shares.  (a)  As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as prepared by Parent and reasonably acceptable to the Company (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual receipt of the Certificates by the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement.  Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange and cancellation, together with such properly completed letter of transmittal, duly executed, and any other documents and instruments reasonably required by Parent and/or the Exchange Agent, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing the number of whole Parent Common Shares to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article 2, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article 3, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares.  Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration, together with any cash in lieu of fractional shares.

(b)           If any certificate representing Parent Common Shares is to be issued in, or any cash is paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance or payment thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment or issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c)           After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates (properly endorsed or accompanied by an appropriate instrument of transfer) representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article 3.

(d)           Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Shares on the NYSE as reported by Bloomberg for the five full NYSE trading days immediately preceding (but not including) the Effective Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Shares to which such holder would otherwise be entitled to receive pursuant to Section 2.1.

(e)           Any portion of the Exchange Fund that remains unclaimed by the holders of Certificates of the Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former stockholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to Parent (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) for payment of the Merger Consideration and cash in lieu of any fractional shares in respect of each share of Company Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar Law.

(f)            In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares pursuant to this Agreement.

3.3                       Withholding Rights.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional Parent Common Shares and any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock (including Company Restricted Stock) or Company Stock Options, such amounts as the Exchange Agent or Parent, as the case may be, determines in good faith that it is required to deduct and withhold under the Code, or any provision of state, local or non-United States Tax law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as (i) disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), (ii) disclosed in a correspondingly numbered section of the disclosure schedule (the “Company Disclosure Letter”) delivered by the Company to Parent and MergerCo prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4, or to one or more of the Company’s covenants contained herein), or (iii) identified or described in the information and materials made available by the Company to Parent in the data room to which Parent was provided access (the “Company Data Room Materials”); provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of any information in the Company Disclosure Letter shall not be deemed an admission that any information contained therein describes or represents a material exception or material fact, event or circumstance or that any exception, fact, event or circumstance described in any such information has had or would be reasonably likely to have a Material Adverse Effect on the Company), the Company hereby represents and warrants to Parent and MergerCo as follows:

4.1                       Corporate Organization.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets and to carry out the transactions contemplated by this Agreement; and the Company is duly qualified as foreign corporation or an extra-provincial corporation to transact business and is in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporate Law) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b)           True, correct and complete copies of the certificate of incorporation of the Company (the “Company Certificate of Incorporation”) and the by-laws of the Company (the “Company By-laws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(c)           Each of the Company’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power and authority to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets and to carry out the transactions contemplated by this Agreement, and (iii) is duly qualified as foreign corporation or an extra-provincial corporation to transact business and is in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporate Law) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect.

4.2                       Capitalization.  As of the date of this Agreement, the authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 61,222,861 shares were issued and outstanding.  No shares of Company Common Stock are reserved for issuance except for under the Company Stock Plans or with respect to the acquisition of Nayarit Gold Inc. (“Nayarit”).  As of the date of this Agreement (i) Company Stock Options to acquire 1,972,234 shares of Company Common Stock were outstanding pursuant to the Company Stock Plans or otherwise and (ii) 1,621,981 shares of Company Common Stock are reserved for issuance pursuant to the acquisition of Nayarit (including pursuant to the exercise of Company Warrants). Except as disclosed in this Section 4.2 or in Section 4.2 of the Company Disclosure Letter, there are no options, warrants, conversion privileges or other rights, stockholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Company of any securities of the Company (including shares of Company Common Stock), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Company (including shares of Company Common Stock) or Subsidiaries of the Company.  All outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and all shares of Company Common Stock issuable upon the exercise of rights under the Company Stock Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of the Company (including the shares of Company Common Stock and the Company Options) have been issued in compliance with all applicable Laws (including the Securities Act and Applicable Canadian Securities Laws).  There are no securities of the Company or of any of its Subsidiaries outstanding which have the right to vote generally (or, other than Company Stock Options which are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding shares of Company Common Stock on any matter.  There are no outstanding contractual or other obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries, other than the Company Stock Options. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, claims, mortgages, deeds of trust, pledges, assignments, security interests, equities, charges or third party encumbrances or interests of any kind, whether contingent or absolute, and any agreement, right, option or privilege capable of becoming any of the foregoing (“Liens”). There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any in its Subsidiaries having the right to vote with the holders of the outstanding shares of Company Common Stock on any matters.

4.3                       Authority; No Violation.  (a)  The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the Board of Directors of the Company.  The Board of Directors of the Company has unanimously adopted and approved this Agreement, has unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated by this Agreement be submitted to the Company’s stockholders for approval and adoption at the Company Stockholder Meeting and, except for the approval of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such proposal at such meeting at which a quorum is present (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and MergerCo) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor the performance of its obligations thereunder, nor compliance by the Company with any of the terms or provisions of this Agreement will (i) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, except for the Key Third Party Consents disclosed in Section 4.3(b) of the Company Disclosure Letter, any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of the Company or any of its Subsidiaries, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on the Company or any of its Subsidiaries, under any of the terms, conditions or provisions of (A) their respective certificate or articles of incorporation, charters or by-laws or other comparable organizational documents, or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, permit, or other Contract to which the Company or any of its Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Company or any of its Subsidiaries is bound; or (ii) subject to obtaining the Requisite Approvals, (x) result (with or without notice or the passage of time or both) in a violation or breach of or constitute a default under any provisions of any Laws or Orders applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (y) cause the suspension or revocation of any Permit currently in effect in regard of the Company or any of its Subsidiaries (except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, or any consents (expressly excluding the Key Third-Party Consents and Requisite Approvals), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect). The authorization of this Agreement, the execution and delivery by the Company of this Agreement and the performance by it of its obligations under this Agreement, and the consummation by the Company of the Merger, will not (x) give rise to any rights of first refusal or, except as disclosed in Section 4.3(b) of the Company Disclosure Letter, trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any encumbrance, charge or Lien upon any of the Company’ assets or the assets of any of its Subsidiaries; or (y) result in the imposition of any Liens upon any assets of the Company or any of its Subsidiaries. The Key Third Party Consents listed in Section 4.3(b) of the Company Disclosure Letter are the only consents, approvals and notices required from any third party under any Contracts of the Company or any of its Subsidiaries in order for the Company and its Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Merger.

4.4                       Collateral Benefits.  The value of any benefit that any “related party” (as defined in MI 61-101) of the Company who is an employee, director, officer or consultant of the Company is entitled to receive, directly or indirectly, as a consequence of the Merger and the other transactions contemplated by this Agreement, net of any offsetting costs to such related party, to the extent it does not meet the type described in clauses (a) or (b) of the definition of “collateral benefit” under MI 61-101, has been determined by the independent directors of the Company (determined in accordance with MI 61-101) to either be in respect of a related party as described in clause (c)(iv)(A) of the definition of “collateral benefit” under MI 61-101 or to be less than the prescribed amount set out in clause (c)(iv)(B)(II) of the definition of “collateral benefit” under MI 61-101.

4.5                       Intentionally Deleted.

4.6                       Consents and Approvals.  Except for (i) the filing with the SEC of (a) a proxy statement in definitive form relating to the Company Stockholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), (b) any required Parent Proxy Statement, and (c) a registration statement on Form F-4 (the “Form F-4”) in which the Proxy Statement will be included as part of a prospectus, and declaration of effectiveness of the Form F-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement, the agreements with the Locked-up Stockholders and the transactions contemplated hereby and thereby, and obtaining from the SEC such orders as may be required in connection therewith, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (iv) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states, provinces and territories in connection with the issuance of Parent Common Shares pursuant to this Agreement, (v) such filings, consents and approvals as are set forth on Section 4.6 of the Company Disclosure Letter, (vi) the approval of the listing of the Parent Common Shares to be issued in the Merger on the NYSE and the TSX, no consents or approvals of or filings or registrations with any Governmental Entities are necessary in connection with (A) the execution and delivery by the Company of this Agreement or the performance of any of its obligations hereunder and (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, and (vii) the approval of the Parent’s stockholders of the Merger, as required by the TSX and NYSE.

4.7                       Reporting Status and Securities Laws Matters.  The Company is a “reporting issuer” and not on the list of reporting issuers in default under Applicable Canadian Securities Laws in the Province of Ontario.  The Company Common Stock is registered under Section 12(g) of the Exchange Act and the Company is required to file reports with the SEC under Section 13(a) of the Exchange Act. No delisting, suspension of trading in or cease trading or cease-and-desist order with respect to any securities of the Company and, to the knowledge of the Company, no inquiry or investigation (formal or informal) by the SEC or of any securities regulatory authorities in the Canadian Jurisdictions, is in effect or ongoing or, to the knowledge of the Company, expected to be implemented or undertaken.  None of the Subsidiaries (i) is a “reporting issuer” under Applicable Canadian Securities Laws in any Canadian Jurisdiction, (ii) has any class of securities registered under the Exchange Act and none of the Subsidiaries of the Company is required to file reports with the SEC, or (iii) is a reporting issuer in any other jurisdiction or required to file reports with any securities regulatory authority in any jurisdiction.

4.8                      Reports.  Except as set forth in Section 4.8 of the Company Disclosure Letter, the Company has timely filed all forms, documents, reports, schedules and other documents and information required to be filed by it (i) with the SEC under the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the applicable rules and regulations thereunder, (ii) with applicable securities regulatory authorities in the Canadian Jurisdictions under Applicable Canadian Securities Laws, or (iii) by any securities exchange on which any of the Company’s securities are listed, collectively the “Company Reports”).  As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Company Reports complied in all material respects, and each of the Company Reports filed subsequent to the date of this Agreement will comply in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and Applicable Canadian Securities Laws, as the case may be.  As of the time of filing with the SEC or the Applicable Canadian Securities Commissions, as applicable, none of the Company Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company Report has been amended or superseded by a later Company Report filed prior to the date hereof. The Company has provided to Parent correct and complete copies of all correspondence with the SEC, the securities regulatory authorities in any Canadian Jurisdiction, the TSX or the NYSE since January 1, 2008 and prior to the date hereof.  As of the date hereof, none of the Company Reports is the subject of any outstanding or ongoing review, comment process or, to the best of the Company’s knowledge, investigation by the SEC or any securities regulatory authorities in the Canadian Jurisdictions or, to the knowledge of the Company, any other jurisdiction.  The Company has not filed any confidential material change report with securities regulatory authorities in the applicable Canadian Jurisdictions that, at the date hereof, remains confidential.

4.9                       Financial Statements.  The Company has previously made available to Parent copies of (i) the consolidated balance sheets of the Company and its Subsidiaries as of July 31, 2007, 2008 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009 (as amended prior to the date hereof, the “Company 2009 10-K”) filed with the SEC under the Exchange Act, accompanied by the audit reports of Wolinetz, Lafazan & Company, P.C., independent public accountants with respect to the Company for the years ended July 31, 2007, 2008 and 2009, and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of October 31, 2009 and April 30, 2010, and the related consolidated statements of income, changes in stockholders equity and cash flows of the three- and six-month periods then ended, as reported in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 2009 and April 30, 2010, respectively (the “Company 10-Qs” and together with the Company 2009 10-K, the “Company Financial Information”). The Company Financial Information fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.9 (including the related notes, where applicable) fairly present, in all material respects, the results of the consolidated operations, cash flows and changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements.  The Company Financial Information complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC and Applicable Canadian Securities Laws with respect thereto, has been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods involved.  Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of the Company, its Subsidiaries and its material joint ventures, have been: (i) duly paid; (ii) duly performed; or (iii) duly reserved or provided for prior for the date hereof.

4.10                    Broker’s Fees.  Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions finder’s fees or similar fees in connection with the Merger or related transactions contemplated by this Agreement, other than Stifel Nicolaus and Cormark; and true and complete copies of the agreements with respect to such engagements have previously been made available to Parent.

4.11                    Fees and Expenses.  Section 4.11 of the Company Disclosure Letter sets forth (i) the amount of fees and expenses reasonably attributable to this Agreement and the transactions contemplated hereby that the Company has incurred to date and expects to incur prior to the Effective Time (other than the fees and expenses payable to Cormark pursuant to the engagement letter referred to in Section 4.10 above) and (ii) the amount of such fees and expenses that has been paid to date.

4.12                      Absence of Certain Changes or Events.  Except as publicly disclosed in the Company Reports filed since July 31, 2009 but prior to the date of this Agreement, or as disclosed in Section 4.12 of the Company Disclosure Letter, since January 1, 2008 the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has been no material change (actual, contemplated or threatened) in the condition (financial or otherwise), earnings, value, operation, properties, business or results of operations or production prospects of the Company and its Subsidiaries, and the debt, business, and property of the Company and its Subsidiaries conform in all respects to the description thereof contained in the Company Reports, and without limiting the foregoing, there has not been:

(a)           any issuance or awards of Company Stock Options or other equity-based awards to any director, officer or employee of the Company or any of its Subsidiaries;

(b)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s or any of its Subsidiaries’ capital stock or equity interests;

(c)           except as required by the terms of any Company Benefit Plans (as defined below) or by applicable Law, (i) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or other service provider of any equity award or any increase in compensation, bonus or other benefits, (ii) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or other service provider of any increase in severance or termination pay, (iii) any entry by the Company or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director, officer, employee or other service provider or (iv) any establishment, adoption, entry into, amendment or modification or termination of any Company Benefit Plan;

(d)           any material change in accounting methods, principles or practices by the Company affecting its assets, liabilities or business, other than changes after the date hereof to the extent required by a change in U.S. GAAP or regulatory accounting principles;

(e)           any Tax election or change in or revocation of any Tax election, adoption of or change in any accounting method for Tax purposes, change in any accounting period for Tax purposes, amendment to any Tax return, amendment to or entry into any closing agreement with respect to an amount of Taxes, settlement or compromise of any income Tax liability by the Company or its Subsidiaries, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or any similar action with respect to the filing of any Tax Return or payment of any Tax;

(f)           any change in its investment or risk management or other similar policies;

(g)           any action or occurrence, or written (or to the knowledge of the Company other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(h)           any Material Adverse Effect with respect to the Company; or

(i)            any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.13                     Legal Proceedings.  (a)  Except as disclosed in Section 4.13 of the Company Disclosure Schedule, there are no (i) actions, claims, suits, oppositions, cancellations, arbitrations, objections, investigations or proceedings (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (other than an Action which affects the mining industry in Mexico in general) or any of their respective properties, at law or in equity, or (ii) orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (collectively, “Orders”) against the Company or any of its Subsidiaries.  As of the date hereof, there is no Action pending or, to the knowledge of the Company, threatened against the Company that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger.

(b)           Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, in each case that currently restricts in any respect the conduct of its business or that in any manner relates to its management or its business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

4.14                     Books and Records.  The financial books, records and accounts of the Company and its Subsidiaries: (i) have been maintained in accordance with U.S. GAAP, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (iii) accurately and fairly reflect the basis for the Company Financial Statements. The corporate records and minute books for each of the Company and its Subsidiaries contain, in all material respects, complete and accurate minutes of all meetings of the directors and stockholders of the Company and each of its Subsidiaries held since their incorporation or amalgamation, as the case may be.

4.15                     Taxes and Tax Returns.  (a)  Except where the failure to file Tax Returns or to pay or withhold Taxes would not have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all Taxes that are due and payable or claimed to be due from it by federal, state, local or foreign taxing authorities.  The unpaid Taxes of the Company and its Subsidiaries, being current Taxes not yet due and payable, (i) did not, as of the most recent Company 10-Q, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included therein (rather than in any notes thereto) and (ii) as of the Closing Date will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect.  The federal income Tax Returns of the Company and its Subsidiaries have been examined by the United States Internal Revenue Service (the “IRS”) for all years to and including the fiscal year ended July 31, 2009.  All assessments for Taxes of the Company or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigation have been fully paid.  There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon the Company or any of its Subsidiaries.  There are no liens for any material amount of Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).  Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.  Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.  Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  The Company is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b)           As used in this Agreement, the term “Tax” or “Taxes” means all United States, Canadian, Mexican or other multinational, national, transnational, federal, state, provincial, regional, municipal, local, or other income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments of any nature, together with all penalties and additions to tax and interest thereon.

(c)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

4.16                      Employee Benefits.

(a)           Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all medical, dental, life insurance, equity (including the Company Stock Plans), bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, its Subsidiaries or any entity that would be deemed a “single employer” with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) on behalf of any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, stockholder or other service provider or beneficiary (each a “Company Benefit Plan,” and collectively, the “Company Benefit Plans”).  No Company Benefit Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States.

(b)           The Company has made available to Parent or its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, counsel, accountant or other advisor, agent, representative or Affiliate (collectively, “Representatives”): (i) copies of all material documents setting forth the terms of each Company Benefit Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Benefit Plan; (iii) the most recent actuarial reports (if applicable) for all Company Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Benefit Plan; (v) all material written contracts, instruments or agreements relating to each Company Benefit Plan, including administrative service agreements and group insurance contracts; (vi) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vii) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c)           None of the Company, its Subsidiaries, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(d)           Each Company Benefit Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the IRS upon which it may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any penalty or Tax liability.  All payments required by each Company Benefit Plan, any collective bargaining agreement or other agreement, or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Company Benefit Plans, applicable Law and generally accepted accounting principles.

(e)           No proceeding has been threatened, asserted, instituted or, to the knowledge of the Company, is anticipated against any of the Company Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Company Benefit Plans.  Each Company Benefit Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code.  No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Benefit Plans.  No Company Benefit Plan is under, and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(f)           No Company Benefit Plan that is a group health plan is wholly or partially self-insured.  No Company Benefit Plan provides post-retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

(g)           The consummation of the Merger alone, or in combination with any other event (where such event would not alone have an effect described in this sentence), will not give rise to any liability under any Company Benefit Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries.  No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Merger, by any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries under any Company Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.  Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.  Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of the limitations under Section 162(m) of the Code.

(h)           None of the Company, its Subsidiaries or any employee, officer, director, stockholder or other service provider of the Company or any of its Subsidiaries has made any promises or commitments, whether legally binding or not, to create any additional Company Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Company Benefit Plan.

(i)           Neither the Company nor any of its Subsidiaries has unfunded liabilities pursuant to any Company Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.  Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with, and is in documentary compliance with, Section 409A of the Code and the treasury regulations and other official guidance promulgated thereunder.

(j)           Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or its Subsidiaries is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Company Benefit Plan purposes.  The Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan.  Each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(k)           Each Company Stock Option (i) has an exercise price at least equal to the fair market value of the Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Stock Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Company Stock Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with generally accepted accounting principles.  Section 4.16(k) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of:  (x) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued to date under such Company Stock Plans, the number of shares of Company Common Stock subject to outstanding Company Stock Options and other equity awards and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, and (y) all holders of outstanding Company Stock Options and other equity awards, indicating with respect to each Company Stock Option or other award the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option or other award, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), as applicable.

4.17                      Labor and Employment.

(a)           Section 4.17(a) of the Company Disclosure Letter sets forth a complete list of all employees of the Company and any of its Subsidiaries, together with their titles, service dates and terms of employment, including current wages, salaries or hourly rate of pay, and bonus (whether monetary or otherwise).  Except as disclosed in Section 4.17(a) of the Company Disclosure Letter, no such employee is on long-term disability leave, extended absence or worker’s compensation leave. None of the employees listed in Section 4.17(a) of the Company Disclosure Letter has indicated an intention to resign their employment. All current assessments under applicable workers compensation legislation in relation to the employees listed in Section 4.17(a) of the Company Disclosure Letter have been paid or accrued by the Company and its Subsidiaries, as applicable, and the Company and its Subsidiaries are not subject to any special or penalty assessment under such legislation which has not been paid.

(b)           Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries.  No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, been threatened or, to the knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries.  There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or the regulations promulgated thereunder (the “WARN Act”).  There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Company or any of its Subsidiaries at any time during the past four years and, to the knowledge of the Company, no facts exist that could reasonably be expected to give rise to such claims or actions.  To the Company’s knowledge, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

4.18                      Change of Control Payments.  Section 4.18 of the Company Disclosure Letter sets out the names of each Person that is, pursuant to a written agreement or otherwise (each, a “Change of Control Agreement”), entitled to receive any payment or other entitlement (a “Change of Control Payment”) (i) upon a change of control of the Company or any of its Subsidiaries, or (ii) as a result of the Merger or the other transactions contemplated by this Agreement.  Except as disclosed in Section 4.18 of the Company Disclosure Letter no other Person is entitled to a Change of Control Payment (i) upon a change of control of the Company or any of its Subsidiaries, or (ii) as a result of the Merger or the other transactions contemplated by this Agreement.

4.19                      Compliance with Law; Permits.  Except as disclosed in Section 4.19 of the Company Disclosure Letter, the Company and each of its Subsidiaries have complied with and are not, in any material respects, in default under or in violation of any applicable Law. The Company and each of its Subsidiaries has obtained and is in compliance with all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, classifications, registrations, and orders of any Governmental Entity (“Permits”) required by applicable Laws, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect.  None of the Company or any of its Subsidiaries has knowledge of any facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such Permits as are necessary to conduct its business as it is proposed to be conducted.

4.20                      Material Contracts.  Except as specifically disclosed in the Company Financial Information or as filed with the SEC, or as set forth on Section 4.20 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any Material Contract. Each Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto and is in full force and effect.  None of the Company, its Subsidiaries nor, to the knowledge of the Company, any of the other parties thereto, is in material default or breach of, nor has the Company or its Subsidiaries received any notice of default or breach of, or termination under, any Material Contract and, to the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both that would constitute a material default or breach of such Material Contract. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Material Contracts.

4.21                      No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in the Company 2009 10-K (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby,  and (iii) liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2009.

4.22                      Environmental Liability.  Except as set forth in Section 4.22 of the Company Disclosure Letter, to the Company’s knowledge, each of the Company and the Company’s Subsidiaries and their respective businesses, operations, and properties:

(a)           is in material compliance with all Environmental Laws and all terms and conditions of all Environmental Permits;

(b)           has not received any order, request or notice from any Person alleging a material violation of any Environmental Law;

(c)           is not a party to any litigation or administrative proceeding, nor to the knowledge of the Company is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, Remedial Action or other response by it pursuant to applicable Environmental Laws other than with respect to ordinary course mine site reclamation and remediation generally applicable to mining companies; or (iii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(d)           is not involved in operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Material, that would reasonably be expected to result in any material Environmental Liabilities.

4.23                      Revocation of Powers of Attorney.  The Company and its Subsidiaries have revoked all powers of attorney previously granted to persons who are no longer directors, officers or employees of the Company or any Subsidiary thereof.

4.24                      Property, Title and Mining Rights.

(a)           The Company and each of its Subsidiaries has good and sufficient title to its real and immoveable property interests, surface rights, concessions, leases, licenses, easements, rights of way and permits permitting the use of land or premises by the Company and its Subsidiaries necessary to permit the operation of its current business as it is now being conducted (which, for greater certainty, includes the exploration for, development of and all production of mineral products from mineral deposits).  Except as disclosed in Section 4.23 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has knowledge of any facts, events or circumstances that would reasonably be expected to result in (A) a failure of title in respect of any real and immoveable property or (B) a failure to hold such leases, licenses, easements, rights of way or permits that, in either case, are necessary to permit the operation of its business as it is proposed to be conducted, unless, in each case, such failure has not had and would not be reasonably expected to have a Material Adverse Effect.

(b)           Except as set forth in Section 4.23 of the Company Disclosure Letter and the permitted encumbrances set forth in Section 4.23 of the Company Disclosure Letter (the “Permitted Encumbrances”), no Person other than the Company and its Subsidiaries has any interest in the property or any of the mineral rights of the Company or its Subsidiaries or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(c)           There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Company’s or any of its Subsidiary’s interest in the property or any of the mineral rights of the Company or its Subsidiaries.

(d)           There are no material restrictions on the ability of the Company and its Subsidiaries to use, transfer or exploit the property or any of the mineral rights of the Company or its Subsidiaries, except pursuant to the applicable Laws and Permits.

(e)           Neither the Company nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of the Company or a Subsidiary in any of their respective properties or mineral rights.

(f)           All mines located in or on the lands of the Company or any of its Subsidiaries, or lands pooled or unitized therewith, which have been abandoned by the Company or any of its Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to the Company as of the date hereof have been accurately set forth in the Company Documents without omission of information necessary to make the disclosure not misleading.

4.25                      Mineral Reserves and Resources.  The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Company’s technical reports relating to the El Chanate and Orion projects filed on Form 43-101F1 dated November 27, 2009 and February 5, 2010, respectively, have been prepared and disclosed in accordance with National Instrument 43-101 – “Standards of Disclosure for Mineral Projects” of the Canadian Securities Administrators. The Company has no reason to believe that the information provided by the Company to the qualified persons in connection with the preparation of such estimates was not complete and accurate in all material respects at the time such information was furnished. Other than depletion in the ordinary course, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of the Corporation and its Subsidiaries, taken as a whole, from the amounts disclosed in the Company Reports.

4.26                      Operations at El Chanate Mine.  The Company has conducted all mine development and mining operations at the El Chanate Mine in accordance with the bankable feasibility study prepared by M3 Engineering and Technology Corporation (“M3”) and Independent Mining Consultants (“IMC”), dated October 12, 2005 and the life of mine plan dated August 2010, as provided to the Parent.

4.27                      State Takeover Laws.  The Company has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Parent and MergerCo with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent and MergerCo herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state anti-takeover statute or regulation (including Section 203 of the DGCL), nor any takeover-related provision in the Company Certificate of Incorporation or Company By-laws, would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby or thereby, (ii) have the effect of invalidating or voiding this Agreement, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or MergerCo to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

4.28                      Opinion.  The Company has received an opinion from Stifel to the effect that, as of the date thereof and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of the Company (other than the Parent, MergerCo, the Company or the Locked-up Stockholders) in connection with the Merger pursuant to this Agreement is fair to such stockholders, from a financial point of view. .  A true and correct copy of such opinion has been provided to Parent.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.29                      Internal Controls.  (a)  None of the Company or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in an adverse effect on the system of internal accounting controls described in the next sentence.  The Company and its Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(b)           The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent.  As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c)           Since July 31, 2008, (i) through the date hereof, neither the Company nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

4.30                      Insurance.  As of the date hereof, the Company and its Subsidiaries have such policies of insurance as are listed in Section 4.28 of the Company Disclosure Letter.  All insurance maintained by the Company or any of its Subsidiaries is in full force and effect and in good standing and neither the Company nor any of its Subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has the Company or any of its Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice of any intent of an insurer to either claim any default on the part of the Company or any of its Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost in any material respect.

4.31                      Company Information.  The information relating to the Company and its Subsidiaries to be included or incorporated by reference in the Proxy Statement, or that is provided by the Company or its representatives for inclusion and the Form F-4 or in any other document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement, will not, at any time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  All documents that the Company is responsible for filing with the SEC (including the Proxy Statement (except for such portions thereof that relate only to Parent, MergerCo or any of their Subsidiaries)) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and Applicable Canadian Securities Laws.

4.32                      Intellectual Property.  The Company or a Company Subsidiary owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property material to their respective businesses as currently conducted (“Company IP”) free and clear of any Liens (other than, for the avoidance of doubt, obligations to pay royalties in the case of licensed Intellectual Property), and all such rights shall survive unchanged the consummation of the transactions contemplated in this Agreement.  There are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any other Person’s Intellectual Property.  To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries and the Company IP does not misappropriate, infringe or otherwise violate any Intellectual Property of any other Person.  Neither the Company nor any of its Subsidiaries has made any claim for any misappropriation, infringement or other violation by others of its rights in, to or in connection with the Intellectual Property of the Company or any of its Subsidiaries.  To the knowledge of the Company, no person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries.

4.33                      Restrictions on Business Activities.  There is no arbitral award, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted.

4.34                      Related Party Transactions.  Except as contemplated hereby, there are no Contracts or other transactions currently in place between the Company or any of its Subsidiaries, on the one hand, and: (i) to the knowledge of the Company, any officer or director of the Company or any of its Subsidiaries; (ii) any holder of record or, to the knowledge of the Company, beneficial owner of 5% or more of the Shares of Company Common Stock; and (iii) to the knowledge of the Company, any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

4.35                      Expropriation.  No part of the property or assets of the Company or any of its Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does the Company or any of its Subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

4.36                      Registration Rights.  No holder of shares of Company Common Stock has any right to compel the Company to register or otherwise qualify any such shares for public sale or distribution.

4.37                      Rights of Other Persons.  No person has any right of first refusal or option to purchase or any other right of participation in any of the properties or assets owned by the Company or any of its Subsidiaries, or any part thereof.

4.38                      Ownership of Parent Securities.  Neither the Company nor any of its Subsidiaries beneficially owns any Parent Common Shares or any options, warrants or other rights to acquire equity securities of Parent.

4.39                      Data Room Information.  All Company data room materials are listed in the index posted on the Company Data Site (the “Company Due Diligence Information”) and to the knowledge of the Company, the Company Due Diligence Information was accurate in all material respects as at its respective date as stated therein, or, if any Company Due Diligence Information is undated, as of the date of its delivery to Parent for purposes of the transactions contemplated by this Agreement. Additionally, all information provided to Parent in relation to Parents’ due diligence requests, including information not provided in the Company Due Diligence Information, is accurate in all material respects as at its respective date as stated therein.  To the extent that there has been a material change to any of the Company Due Diligence Information or any other information provided to Parent since the date provided to Parent, such information is accurate in all material respects or is no longer relevant or material to the Company or additional information has been provided to Parent which supersedes or replaces such information.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Except as (i) disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by Parent and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), (ii) disclosed in a correspondingly numbered section of the disclosure schedule (the “Parent Disclosure Letter”) delivered by Parent and MergerCo to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 5, or to one or more of the Company’s covenants contained herein), or (iii) identified or described in the information and materials made available by Parent to the Company in the data room (the “Parent Data Room Materials”), provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of any information or materials in the Data Room Materials or in the Parent Disclosure Letter shall not be deemed an admission that any information or materials contained therein describe or represent a material exception or material fact, event or circumstance or that any exception, fact, event or circumstance described in any such information or materials has had or would be reasonably likely to have a Material Adverse Effect on Parent or MergerCo), Parent and MergerCo, jointly and severally, hereby represent and warrant to the Company as follows:

5.1                        Corporate Organization.  (a)  Parent has been duly incorporated or organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation, or under the laws of the jurisdiction in which it was organized, and has all requisite corporate power and authority to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets and to carry out the transactions contemplated by this Agreement; and that Parent is duly qualified as a foreign corporation or an extra-provincial corporation to transact business and is in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporate Law) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b)           True and complete copies of the articles of incorporation (the “Parent Articles”) and by-laws of Parent (“Parent By-laws”), as in effect as of the date of this Agreement, have previously been made available to the Company.

(c)           Each of the Parent’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power and authority to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets and to carry out the transactions contemplated by this Agreement, and (iii) is duly qualified as foreign corporation or an extra-provincial corporation to transact business and is in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporate Law) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(d)           MergerCo was incorporated solely for the purposes of engaging in the transactions contemplated by this Agreement, and since its date of incorporation, has not engaged in any activities nor conducted its operation other than in connection with or as contemplated by this Agreement.  True and complete copies of MergerCo’s certificate of incorporation and by-laws, in effect as of the date of this Agreement, have previously been made available to the Company.

5.2                        Capitalization.  As of the date of this Agreement, the authorized capital of Parent consists of (i) an unlimited number of Parent Common Shares, of which, as the date of this Agreement, 138,841,790 shares were issued and outstanding, (ii) an unlimited number of noncumulative, nonparticipating, non-voting, class “A” preferred shares, of which, as of the date of this Agreement, no shares were issued and outstanding, and (iii) an unlimited number of noncumulative, nonparticipating, non-voting, class “B” preferred shares, of which, as of the date of this Agreement, no shares were issued and outstanding.  As of the date hereof, no Parent Common Shares or Parent class “A” or class “B” preferred shares were reserved for issuance, except for under the employee and director stock plans of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”).  As of the date of this Agreement, 4,968,860 options to acquire 4,968,860 Parent Common Shares were outstanding pursuant to Parent Stock Plans or otherwise.  All of the issued and outstanding Parent Common Shares have been, and all Parent Common Shares that may be issued pursuant to Parent Stock Plans and the Merger will be, when issued in accordance with the terms thereof and hereof, respectively, duly authorized and validly issued as fully paid and non-assessable shares and free of preemptive rights, with no personal liability attaching to the ownership thereof.  All securities of Parent (including the Parent Common Shares) have been issued in compliance with all applicable Laws (including the Securities Act and Applicable Canadian Securities Laws).  Other than securities issued under the Parent Stock Plans, there are no securities of Parent or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding Parent Common Shares on any matter.  The total equity interests in MergerCo consist, as of the date of this Agreement, of 1 share of common stock (“MergerCo Common Stock”).  All shares of the issued and outstanding MergerCo Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except pursuant to this Agreement and Parent Stock Plans, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Parent Common Shares or MergerCo Common Stock or any other equity securities of Parent or MergerCo or any securities representing the right to purchase or otherwise receive any Parent Common Shares or MergerCo Common Stock or the shares or stock of any of Parent’s Subsidiaries.  Subject to the Parent Credit Facility, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Liens.

5.3                        Authority; No Violation.  (a)  Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent.  The Board of Directors of Parent has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders and has approved the issuance of Parent Common Shares in connection with the Merger and no other corporate proceedings on the part of Parent, including approval by Parent’s stockholders, are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)           MergerCo has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the Board of Directors of MergerCo.  The Board of Directors of MergerCo has determined that this Agreement and the transactions contemplated hereby are in the best interests of MergerCo and its stockholder and no other corporate proceedings on the part of MergerCo are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by MergerCo and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of MergerCo, enforceable against MergerCo in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(c)           Subject to the Parent Credit Agreement, neither the execution and delivery of this Agreement by Parent or MergerCo, nor the consummation by Parent or MergerCo of the transactions contemplated hereby, nor the performance of its obligations thereunder, nor compliance by Parent or MergerCo with any of the terms or provisions of this Agreement, will (i) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Parent or any of its Subsidiaries, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Parent or any of its Subsidiaries, under any of the terms, conditions or provisions of (A) their respective certificate or articles of incorporation, charters or by-laws or other comparable organizational documents, or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, permit, or other Contract to which Parent or any of its Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Parent or any of its Subsidiaries is bound; or (ii) subject to obtaining the Requisite Approvals, (x) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws or Orders applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (y) cause the suspension or revocation of any Permit currently in effect in regard of Parent or any of its Subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect). Subject to the Parent Credit Agreement, the authorization of this Agreement, the execution and delivery by Parent of this Agreement and the performance by it of its obligations under this Agreement, and the consummation by Parent of the Merger, will not (x) give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any encumbrance, charge or Lien upon any of Parent’ assets or the assets of any of its Subsidiaries; or (y) result in the imposition of any Liens upon any assets of Parent or any of its Subsidiaries.  Since the date of its adoption, no event has occurred, or to the knowledge of Parent, is threatened, which has or will cause the issuance of securities under the Parent’s stockholder rights plan.

5.4                        Consents and Approvals.  Except for (i) the filing with, and the declaration of effectiveness by, the SEC of the Form F-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the HSR Act, (iv) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states, provinces and territories in connection with the issuance of Parent Common Shares pursuant to this Agreement and approval of listing such Parent Common Shares on the NYSE and the TSX, and (v) such filings, consents and approvals as may be disclosed in the Data Room Materials, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent or MergerCo of this Agreement or the performance of any of its obligations hereunder and (B) the consummation by Parent or MergerCo of the Merger and the other transactions contemplated by this Agreement, except those the failure of which to be obtained or made individually or in the aggregate has not or would not reasonably be expected to have a Material Adverse Effect.

5.5                        Reports.  Parent has filed all forms, documents, reports, schedules and other documents or information required to be filed by it with (i) applicable securities regulatory authorities in the Canadian Jurisdictions under Applicable Canadian Securities Laws (the “Parent Reports”) or (ii) the SEC under the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the applicable rules and regulations thereunder, in each case, since January 1, 2008.  As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, Parent Reports complied in all material respects, and each of Parent Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and Applicable Canadian Securities Laws, as the case may be.  As of the time of filing with the SEC or the Applicable Canadian Securities Commissions, as applicable, none of Parent Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Parent Report has been amended or superseded by a later Parent Report filed prior to the date hereof. Parent has not filed any confidential material change report with securities regulatory authorities in the applicable Canadian Jurisdictions that, at the date hereof, remains confidential.

5.6                        Reporting Status and Securities Laws Matters.  (a) Parent is a “reporting issuer” and not on the list of reporting issuers in default under Applicable Canadian Securities Laws in the Province of Ontario. Parent Common Shares are registered under Section 12(b) of the Exchange Act and Parent is required to file reports with the SEC under Section 13(a) of the Exchange Act.; (b) Parent is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act and there are no facts or circumstances that would preclude Parent from being a “foreign private issuer”.  Parent is not, and after given effect to the Merger will not be, an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.  No delisting, suspension of trading in or cease trading or cease-and-desist order with respect to any securities of Parent and, to the knowledge of Parent, no inquiry or investigation in writing (formal or informal) by the SEC or of any securities regulatory authorities in the Canadian Jurisdictions, is in effect or ongoing or, to the knowledge of Parent, expected to be implemented or undertaken; and (c) None of the Subsidiaries of Parent (i) is a “reporting issuer” under Applicable Canadian Securities Laws in any Canadian Jurisdiction, (ii) has any class of securities registered under the Exchange Act and none of the Subsidiaries of Parent is required to file reports with the SEC, or (iii) is a reporting issuer in any other jurisdiction or required to file reports with any securities regulatory authority in any jurisdiction.

5.7                        Financial Statements.  Parent has previously made available to the Company copies of (i) the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended as reported in Parent’s Annual Report on Form 40-F/A for the fiscal year ended December 31, 2009, (the “Parent 2009 40-F/A” or the “Parent Financial Information”) filed with the SEC under the Exchange Act, accompanied by the audit report of KPMG LLP, independent public accountants with respect to Parent for the years ended December 31, 2008 and 2009.  The Parent Financial Information fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements.  The Parent Financial Information has been prepared in conformity with Canadian GAAP applied on a consistent basis throughout the periods involved and has been reconciled to U.S. GAAP in accordance with and to the full extent required by applicable U.S. Securities Laws.  Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Parent, its Subsidiaries and its material joint ventures, have been: (i) duly paid; (ii) duly performed; or (iii) duly reserved or provided for prior for the date hereof.

5.8                        Absence of Certain Changes or Events.  Except as disclosed in the Data Room Material or as publicly disclosed in the Parent Reports filed since December 31, 2009 but prior to the date of this Agreement, since December 31, 2009, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has been no material change (actual, contemplated or threatened) in the condition (financial or otherwise), earnings, value, operations, properties or business results of operations of Parent and its Subsidiaries, and the debt, business, and property of Parent and its Subsidiaries conform in all respects to the description thereof contained in the Parent Reports, and without limiting the foregoing, there has not been:

(a)           any material change in accounting methods, principles or practices by Parent affecting its assets, liabilities or business, other than changes after the date hereof to the extent required by a change in U.S. GAAP, Canadian GAAP or regulatory accounting principles;

(b)           any Tax election or change in or revocation of any Tax election, adoption of or change in any accounting method for Tax purposes, change in any accounting period for Tax purposes, amendment to any Tax return, amendment to or entry into any closing agreement with respect to an amount of Taxes, settlement or compromise of any income Tax liability by Parent or its Subsidiaries, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or any similar action with respect to the filing of any Tax Return or payment of any Tax;

(c)           any action or occurrence, or written (or to the knowledge of Parent other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with Parent or any of its Subsidiaries, and, to the knowledge of Parent, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(d)           any Material Adverse Effect with respect to Parent; or

(e)           any agreement or commitment (contingent or otherwise) to do any of the foregoing.

5.9                        Legal Proceedings.

(a)           Except as disclosed in the Parent Reports filed since December 31, 2009, there are no (i) Actions pending (or, to the knowledge of Parent, threatened in writing) against or affecting Parent or any of its Subsidiaries, or any of their respective properties, at law or in equity, except those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, or (ii) Orders against Parent or any of its Subsidiaries, except those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no Action pending (or, to the knowledge of Parent, threatened) against Parent that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger.

(b)           Except as disclosed in the Parent Reports since December 31, 2009, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, in each case that currently restricts in any respect the conduct of its business or that in any manner relates to its management or its business (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

5.10                      Books and Records.  The financial books, records and accounts of Parent and its Subsidiaries: (i) have been maintained in accordance with Canadian GAAP, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, and (iii) accurately and fairly reflect the basis for the Parent Financial Statements. The corporate records and minute books for each of the Parent and its Subsidiaries contain, in all material respects, complete and accurate minutes of all meetings of the directors and stockholders of Parent and each of its Subsidiaries held since their incorporation or amalgamation, as the case may be.

5.11                      Taxes and Tax Returns.  Except where the failure to file Tax Returns or to pay or withhold Taxes would not have a Material Adverse Effect on the Parent, each of the Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities.  The unpaid Taxes of the Parent and its Subsidiaries (i) did not, as of December 31, 2009, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Parent Financial Information (rather than in any notes thereto) and (ii) as of the Closing Date will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Parent and its Subsidiaries in filing their Tax Returns. Except where the failure to pay or withhold Taxes would not have a Material Adverse Effect on the Parent, the Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  The federal income Tax Returns of the Parent and its Subsidiaries have been examined by the Canada Revenue Agency or Mexican tax authorities, as applicable, for all years to and including December 31, 2008. All assessments for Taxes of the Parent or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigation have been fully paid.  There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon the Parent or any of its Subsidiaries other than a review of Gammon Lake de Mexico S.A. de C.V. being undertaking by Mexican tax authorities.  There are no liens for any material amount of Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of the Parent or any of its Subsidiaries.

5.12                      Labor and Employment.  Except as described in Parent Reports filed since December 31, 2009 or in the Data Room Materials, there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of Parent or any of its Subsidiaries.  Except as described in Parent Reports filed since December 31, 2009 or in the Data Room Materials, no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, been threatened or, to the knowledge of Parent, is anticipated with respect to any employee of the Parent or any of its Subsidiaries. Other than in respect of the El Cubo Mine, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the knowledge of Parent, anticipated with respect to any employee of the Parent or any of its Subsidiaries, which, if determined adversely to Parent or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of applicable Law. Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, and immigration. There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of Parent or any of its Subsidiaries at any time during the past four years and, to the knowledge of Parent, no facts exist that could reasonably be expected to give rise to such claims or actions. To Parent’s knowledge, no employees of Parent or any of its Subsidiaries are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Parent or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Parent or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

5.13                      Compliance with Law; Permits.  Except as disclosed in Parent Reports filed since December 31, 2009 or in the Data Room Materials, Parent and each of its Subsidiaries have complied with and are not, in any material respect, in default under or in violation of any applicable Law. Except as disclosed in the Data Room Materials, the Parent and each of its Subsidiaries has obtained and is in compliance with all material Permits required by applicable Laws, necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to do so would not have a Material Adverse Effect. All Parent Permits are in full force and effect. Except as disclosed in the Data Room Materials, none of Parent or any of its Subsidiaries has knowledge of any facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such Permits as are necessary to conduct its business as it is proposed to be conducted.

5.14                      Material Contracts.  Except as specifically disclosed in the Parent Reports or in the Data Room Materials, neither the Parent nor any of its Subsidiaries is party to any Material Contract. Each Material Contract is valid and binding on Parent (or, to the extent a Subsidiary of Parent is a party, such Subsidiary) and, to the knowledge of Parent, any other party thereto and is in full force and effect, except to the extent that the failure to be in full force and effect, and enforceable individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. None of Parent, its Subsidiaries nor, to the knowledge of Parent, any of the other parties thereto, is in default or breach of, nor has Parent or its Subsidiaries received any notice of default or breach of, or termination under, any Material Contract and, to the knowledge of Parent, there exists no state of facts which after notice or lapse of time or both that would constitute a default or breach of such Material Contract, except in the case of those violations that would not have had or would not reasonably be expected to have a Material Adverse Effect. Prior to the date hereof, Parent has made available to Parent true and complete copies of all Material Contracts.

5.15                      No Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in Parent’s 2009 40-F/A (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) liabilities incurred in the ordinary course and not required by Canadian GAAP to be reflected on the 2009 40-F/A balance sheet, (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009, (v) as set out in the Parent Reports, or(vi) liabilities that would not reasonably be expected to have a Material Adverse Effect.

5.16                      Environmental Liability.  Except as has not had and as not reasonably expected to have a Material Adverse Effect, or as disclosed in the Parent Reports filed since December 31, 2009, to Parent’s knowledge, each of Parent and Parent’s Subsidiaries and their respective businesses, operations, and properties, in all material respects:

(a)           is in compliance with all Environmental Laws and all terms and conditions of all Environmental Permits;

(b)           has not received any order, request or notice from any Person alleging a violation of any Environmental Law;

(c)           is not a party to any litigation or administrative proceeding, nor to the knowledge of Parent, is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, Remedial Action or other response by it pursuant to applicable Environmental Laws; and (iii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(d)           is not involved in operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Material, that would reasonably be expected to result in any Environmental Liabilities.

5.17                      Property, Title and Mining Rights.

(a)           Parent and each of its Subsidiaries has good and sufficient title to its real and immoveable property interests, surface rights, concessions, leases, licenses, easements, rights of way and permits permitting the use of land or premises by Parent and its Subsidiaries, necessary to permit the operation of its current business as it is now being conducted (which, for greater certainty, includes the exploration for, development of and all production of mineral products from mineral deposits). Except as disclosed in the Data Room Materials, none of Parent or any of its Subsidiaries has knowledge of any facts, events or circumstances that would reasonably be expected to result in (A) a failure of title in respect of any real and immoveable property or (B) a failure to hold such leases, licenses, easements, rights of way or permits that, in either case, are necessary to permit the operation of its business as it is proposed to be conducted, unless, in each case, such failure has not had and would not be reasonably expected to have a Material Adverse Effect.

(b)           No Person other than Parent and its Subsidiaries has any interest in the property or any of the mineral rights of Parent or its Subsidiaries or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(c)           There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Parent’s or any of its Subsidiary’s interest in the property or any of the mineral rights of Parent or its Subsidiaries.

(d)           There are no material restrictions on the ability of Parent and its Subsidiaries to use, transfer or exploit the property or any of the mineral rights of Parent or its Subsidiaries, except pursuant to the applicable Law.

(e)           Neither Parent nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Parent or a Subsidiary in any of their respective properties or mineral rights.

(f)           All mines located in or on the lands of Parent or any of its Subsidiaries, or lands pooled or unitized therewith, which have been abandoned by Parent or any of its Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to Parent as of the date hereof have been accurately set forth in Parent Documents without omission of information necessary to make the disclosure not misleading.

5.18                      Mineral Reserves and Resources.  The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Parent Reports have been prepared and disclosed in accordance with National Instrument 43- 101 – “Standards of Disclosure for Mineral Projects” of the Canadian Securities Administrators. Parent has no reason to believe that the information provided by Parent to the qualified persons in connection with the preparation of such estimates was not complete and accurate in all material respects at the time such information was furnished. Except as a result of minerals extracted from the properties, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of Parent and its Subsidiaries, taken as a whole, from the amounts disclosed in the Parent Reports.

5.19                      Intellectual Property.  Except as would not have or would not reasonably be expected to have a Material Adverse Effect, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property material to their respective businesses as currently conducted (“Parent IP”) free and clear of any Liens (other than, for the avoidance of doubt, obligations to pay royalties in the case of licensed Intellectual Property), and all such rights shall survive unchanged the consummation of the transactions contemplated in this Agreement. There are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement, misappropriation or other violation by Parent or any of its Subsidiaries of any other Person’s Intellectual Property. To the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries and Parent IP does not misappropriate, infringe or otherwise violate any Intellectual Property of any other Person. Neither Parent nor any of its Subsidiaries has made any claim for any misappropriation, infringement or other violation by others of its rights in, to or in connection with the Intellectual Property of Parent or any of its Subsidiaries. To the knowledge of Parent, no person is misappropriating, infringing or otherwise violating any Intellectual Property of Parent or any of its Subsidiaries.

5.20                      Restrictions on Business Activities.  There is no arbitral award, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted.

5.21                      Expropriation.  No part of the property or assets of Parent or any of its Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does Parent or any of its Subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

5.22                      Insurance.  As of the date hereof, Parent and its Subsidiaries have such policies of insurance as are included in Section 5.22 of the Parent Disclosure Letter.  All insurance maintained by Parent or any of its Subsidiaries is in full force and effect and in good standing and neither Parent nor any of its Subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Parent or any of its Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice of any intent of an insurer to either claim any default on the part of Parent or any of its Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost in any material respect.

5.23                      Related Party Transactions.  Except as contemplated hereby or as disclosed in the Parent Reports, there are no Contracts or other transactions currently in place between Parent or any of its Subsidiaries, on the one hand, and: (i) to the knowledge of Parent, any officer or director of Parent or any of its Subsidiaries; (ii) any holder of record or, to the knowledge of Parent, beneficial owner of 5% or more of the Parent Common Shares; and (iii) to the knowledge of Parent, any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

5.24                      Parent Information.  The information relating to Parent and its Subsidiaries that is provided by Parent and MergerCo for inclusion in the Proxy Statement, or the information relating to Parent and its Subsidiaries that is provided by Parent or MergerCo or its representatives for inclusion in any other document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement, will not, at any time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  All documents that Parent is required to file with the SEC pursuant to its obligations under this Agreement (including the Form F-4 (except for such portions thereof that relate only to Company or its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder, and Applicable Canadian Securities Laws.

5.25                      Ownership of Company Securities.  Neither Parent nor any of its Subsidiaries beneficially owns any shares of Company Common Stock or any options, warrants or other rights to acquire equity securities of the Company.

5.26                      Data Room Information.  All Parent Data Room Materials are listed in the index posted in the Parent Data Site and the Parent Data Room Materials were accurate in all material respects as at their respective date as stated therein, or, if any Parent Data Room Materials are undated, as of the date of their delivery to the Parent Data Site for purposes of the transactions contemplated by this Agreement. Additionally, all information provided to the Company in relation to the Company’s due diligence requests, including information not provided in the Parent Data Room Materials, is accurate in all material respects as at its respective date as stated therein. To the extent that there has been a material change to any of the Parent Data Room Materials or any other information provided to Parent since the date posted to the Parent Data Site or provided to Parent, as the case may be, such information is accurate in all material respects or is no longer relevant or material to Parent or additional information has been provided in the Parent Data Site or to the Company which supersedes or replaces such information.

ARTICLE 6
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1                        Covenants of the Company

(a)           During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to maintain and preserve intact its business organization, employees and business relationships and retain the services of its key officers and key employees, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)           The directors of the Company shall use commercially reasonable efforts to cause the Company, its Subsidiaries and their respective officers and consultants to take such steps, as may be necessary to amend each Change of Control Agreement with any Person that provides for a Change of Control Payment, so as to provide that any Change of Control Payment paid to any Person shall be payable in Parent Common Shares, or in cash at the sole election of Parent; provided, however, that such Change of Control Agreements, as so amended, shall provide that Parent shall pay the Change of Control Payments in cash if the TSX does not approve the payment of such Change of Control Payments in Parent Common Shares.  The number of Parent Common Shares to be paid to any such Person in satisfaction of any Change of Control Payment shall be determined by dividing the cash value of the Change of Control Payment payable to such Person by the volume weighted average price of the Parent Common Shares on the NYSE for the five trading days immediately preceding the Closing Date (or at such other price as is required by the TSX).  Such Parent Common Shares shall be registered and freely tradable under applicable Canadian and United States securities Laws; provided, however, that such Parent Common Shares shall be subject to any restrictions under Applicable Canadian Securities Laws relating to distributions by control persons, and any restrictions under the Securities Act applicable to sales by affiliates of an issuer.  Notwithstanding this Section 6.1(b) the Company shall not, and shall cause its Subsidiaries not to: (i) enter into any Change of Control Agreement that is not in existence on the date of this Agreement and disclosed on Schedule 4.18, (ii) amend or otherwise modify any Change of Control Agreement except as expressly required by the provisions of this Agreement, or (iii) amend or otherwise modify any other agreement in any manner that would cause such agreement to entitle a Person to a Change of Control Payment.  In connection with the sale of any Parent Common Shares sold by any Person who has received such Parent Common Shares, Parent agrees to re-imburse such Person for up to 1% of any reasonable broker’s commissions and fees related to the sale of such Parent Common Shares through the facilities of any stock exchange on which the Parent Common Shares are traded or quoted for trading.

(c)           The directors of the Company shall cause the beneficial owners of Caborca, and Caborca Industrial S.A. de C.V., a Mexican corporation (“Caborca”), to enter into an agreement (the “Caborca Sale Agreement”) with Parent and/or such of Parent’s Subsidiaries as Parent shall determine in its sole discretion, on terms and conditions reasonably acceptable to Parent, pursuant to which all of the ownership interests or assets of Caborca shall be transferred to such Subsidiary(ies) of Parent as Parent shall determine in its sole discretion, with such transfer to be closed concurrently with the Effective Time, or at such other time as Parent shall determine in its sole discretion.

(d)           The Company shall use reasonable commercial efforts to cause key employees of the Company as requested by Parent to be seconded to the Parent for up to six months following the Effective Time for the purposes of assisting in transition issues.

(e)           The Company shall, subject to applicable Laws, use commercially reasonable efforts to conduct itself so as to keep Parent fully informed as to the material decisions or actions made or required to be made with respect to the operation of its business and that of its Subsidiaries.

(f)           Until the Effective Time or the day upon which this Agreement is terminated, whichever is earlier, subject to compliance with applicable Laws, the Company shall:

(i)
give Parent and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours or other mutually agreeable times to all employees, offices, properties, facilities, financial information, management reports, budgets, information systems, procurement and other information concerning the Company’s businesses and other facilities and to all books and records of the Company and its Subsidiaries, and give Parent and its authorized representatives sufficient opportunity and time to review all information so disclosed subject, in the case of any mine site inspection, to the compliance by Parent and its representatives with applicable health and safety laws and the health and safety procedures of the Company and its subsidiaries;

(ii)
permit Parent and its authorized representatives (including counsel, financial advisors and auditors) to make such inspections as Parent may reasonably require subject, in the case of any mine site inspection, to the compliance by Parent and its representatives with applicable health and safety laws and the health and safety procedures of the Company and its subsidiaries; and

(iii)
cause the Company’s officers and those of its Subsidiaries to furnish Parent promptly with such financial and operating data and other information with respect to the business, properties, personnel (including with respect to labor relations and union organizing activities), information systems or other aspects of the Company and its Subsidiaries as Parent may from time to time reasonably request.

(g)           The Company shall provide to Parent a certificate (the “FIRPTA Certificate”), signed under penalties of perjury and in form and substance as required under Section 1.897-2(h) of the Treasury Regulations promulgated under the Code, stating that an interest in the Company is not a “United States real property interest” for purposes of Section 897 of the Code.  At least ten business days prior to the Closing Date the Company shall inform Parent whether it has concluded that it cannot provide the FIRPTA Certificate and shall provide a reasonably detailed analysis of the reasons why the Company cannot deliver the FIRPTA Certificate.  The failure of the Company to deliver the FIRPTA Certificate shall not affect the obligation of Parent and MergerCo to effect the Merger, but instead shall permit Parent and/or MergerCo to deduct and withhold from the Merger Consideration such amounts as may be required to be withheld by applicable Tax law as contemplated by Section 2.1(b) and Section 3.3.

6.2                        Company Forbearances.  During the period from the date of this Agreement to the earlier of (i) the Effective Time or (ii) the termination of this Agreement in accordance with its terms, except as set forth in Section 6.2 of the Company Disclosure Letter and except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a)           (i) other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms, or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the withholding of Company Common Stock to satisfy the exercise price or Tax withholding upon the exercise of Company Stock Options outstanding as of the date hereof in accordance with their present terms and the Company’s practices as of the date hereof);

(b)           issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of Company Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any Company Stock Options (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof in accordance with their present terms);

(c)           amend its certificate of incorporation, by-laws or other comparable organizational documents;

(d)           conduct its business other than in the usual and ordinary course, consistent with past practice;

(e)           directly or indirectly, or through any officer, director or Representative, acquire, agree to acquire, or initiate or participate in discussions to acquire, including by merging or consolidating with, or by purchasing any assets or any equity securities of, or by reorganization, recapitalization or by any other manner, any business, Person or interests in any assets, properties or subsidiaries not owned directly or indirectly by the Company or any of its Subsidiaries on the date of this Agreement, or otherwise acquire or agree to acquire any assets except inventory or other similar assets in the usual and ordinary course of business consistent with past practice;

(f)           sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets, other than the sale of gold, minerals or other assets in the ordinary course of business, or create any security interest in such assets or properties;

(g)           except for borrowings having a maturity of not more than 30 days under existing credit facilities in amounts not to exceed $15 million in the aggregate, and only to the extent required in order to operate its business in the ordinary course as operated on the date of this Agreement, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than the Company or any wholly owned Subsidiary thereof), or make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to employees;

(h)           change its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in U.S. GAAP or regulatory accounting principles applicable to it;

(i)           enter into any new line of business or change in any material respect its operating, asset liability, investment or risk management or other similar policies of the Company or any of its Subsidiaries;

(j)           make any investment, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition except those required to operate its business as operated on the date of this Agreement;

(k)           make, change or revoke any Tax election, adopt or change any accounting method for Tax purposes, change any accounting period for Tax purposes, amend any Tax Return, amend or enter any closing agreement with respect to an amount of Taxes, settle or compromise any income Tax liability, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any similar action with respect to the filing of any Tax Return or payment of any Tax;

(l)           terminate, waive, amend or otherwise modify any provision of any Material Contract other than normal renewals of Contracts without material changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of the Company or its Subsidiaries containing (i) any restriction on the ability of the Company and its Subsidiaries, or, after the Merger, Parent and its Subsidiaries, to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on the Company or its Subsidiaries, or, after the Merger, Parent and its Subsidiaries, in engaging in any type or activity or business;

(m)           (i) incur any expenditures in excess of $250,000 in the aggregate or (ii) enter into any agreement obligating the Company to spend, together with expenditures under clause (i), more than $250,000 in the aggregate, except for the expenditures specified in the Company’s Budget, a true and correct copy of which is attached as Section 6.2(m) to the Company Disclosure Letter;

(n)           except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof;

(o)           acquire, directly or indirectly and whether by purchase or otherwise, any voting securities or securities convertible into or exchangeable for voting securities of Parent, any of its Subsidiaries or any other Person or direct or indirect rights or options to acquire any voting securities of Parent, its Subsidiaries or any other Person other than securities which may be issuable on the exercise or conversion of securities currently held by the Company or its Subsidiaries;

(p)           except to the extent required by applicable Law, by written agreements existing on the date of this Agreement that have been provided to Parent, or with consent of Parent, which consent shall not be unreasonably withheld, (i) grant or announce any stock option, equity or incentive awards or increase in the salaries, bonuses or other compensation and benefits payable by the Company or any of its Subsidiaries to any of the employees, officers, directors, stockholders or other service providers of the Company or any of its Subsidiaries, (ii) hire any new employees (other than employees located in Mexico who have responsibilities below the level of department head) in the ordinary course of business, (iii) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Benefit Plan or other agreement or arrangement in effect on the date of this Agreement to any employee, officer, director, stockholder or other service provider of the Company or any of its Subsidiaries, whether past or present, (iv) enter into or amend any contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, or (v) except as required to ensure that any Company Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew, amend or terminate any existing, Company Benefit Plan or benefit arrangement or any collective bargaining agreement, provided, that the Company shall provide advance written notice to Parent of any action of the Company pursuant to clause (v) of this Section 6.2(p);

(q)           communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, except with prior written consent of Parent or pursuant to written directives provided by Parent to the Company in advance of any such communication;

(r)           agree, enter into or consent to any agreement or modifications of any existing agreements with any Governmental Entity in respect of the operations of its business, except as required by Law;

(s)           pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding;

(t)           issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation), customers, suppliers, consults or others without the prior written approval of Parent (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby;

(u)           let lapse, abandon or cancel any registered Company IP owned by the Company or its Subsidiaries;

(v)           take any action, or omit to take any action, that would impede or materially delay the ability of the parties to obtain any of the Requisite Approvals or Key Third Party Consents required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby;

(w)           take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law; or

(x)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3                        Covenants of the Parent

(a)           During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Material Subsidiaries to, use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, except in relation to the El Cubo Mine or where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)           Until the Effective Time or the day upon which this Agreement is terminated, whichever is earlier, subject to compliance with applicable Laws, Parent shall:

(i)
give the Company and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours or other mutually agreeable times to all employees, offices, properties, facilities, financial information, management reports, budgets, information systems, procurement and other information concerning the Parent’s businesses and other facilities and to all books and records of Parent and its Subsidiaries, and give the Company and its authorized representatives sufficient opportunity and time to review all information so disclosed;

(ii)	permit the Company and its authorized representatives (including counsel, financial advisors and auditors) to make such inspections as the Company may reasonably require; and

(iii)
cause Parent’s officers and those of its Subsidiaries to furnish the Company promptly with such financial and operating data and other information with respect to the business, properties, personnel (including with respect to labor relations and union organizing activities), information systems or other aspects of Parent and its Subsidiaries as the Company may from time to time reasonably request.

6.4                        Parent Forbearances.  During the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

(a)           amend, repeal or otherwise modify any provision of Parent Articles or Parent By-laws in a manner that would be materially adverse to the Company or its stockholders or that would materially impede Parent’s or MergerCo’s ability to consummate the transactions contemplated hereby;

(b)           amend, repeal or otherwise modify any provision of MergerCo’s certificate of incorporation or by-laws in a manner that would be materially adverse to the Company or its stockholders or that would impede Parent’s or MergerCo’ ability to consummate the transactions contemplated hereby;

(c)           except for actions permitted by this Agreement (including actions permitted by Section 7.12) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(d)           take any action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties to obtain, any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby;

(e)           change its primary business activities away from the exploration, development and production of gold and silver; or

(f)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1                        Regulatory Matters.  (a)  The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the Form F-4, in which the Proxy Statement will be included as part of as a prospectus.  Parent shall promptly prepare the Parent Proxy Statement, if required, and promptly mail or deliver the Parent Proxy Statement to its stockholders and file it with all securities regulatory authorities having jurisdiction.  Each of Parent and the Company shall use their commercially reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to Company stockholders. Parent shall also use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Stock Options as may be reasonably requested in connection with any such action. Each of Parent and the Company shall, as promptly as reasonably practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement and/or the Form F-4 received from the SEC.  Each party shall also advise the other party, as promptly as reasonably practicable after receipt of notice thereof, of the time when the Form F-4 has become effective, the issuance of any stop order, or the suspensions of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction.  The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement, Parent Proxy Statement and the Form F-4 prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC to the extent not otherwise publicly available.  If at any time prior to the Effective Time, Parent or the Company has knowledge of any information relating to Parent or the Company, or any of their respective officers, directors or other affiliates, which should be set forth in an amendment or supplement to the Form F-4, Parent Proxy Statement or the Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of the Company.

(b)           The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation (including notification and report forms required under the HSR Act and any applicable Laws in other jurisdictions governing antitrust, competition or merger control matters), to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), to use commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act, and any applicable Laws in other jurisdictions governing antitrust or merger control matters, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, or any applicable Laws in foreign jurisdictions governing antitrust, competition or merger control matters and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such Governmental Entities.  The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.  Notwithstanding the foregoing, nothing in this Agreement shall require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals, clearances and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) on Parent, the Company or the Surviving Company (a “Materially Burdensome Condition”).  In addition, the Company and Parent agree to cooperate and use their commercially reasonable efforts to prepare and file such petitions and filings, and to obtain such permits, consents, approvals, clearances and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of the Company and Parent following consummation of the Merger.

(c)           Subject to the provisos contained in Section 7.1(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with the other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.1 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) or 9.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 7.1.

(d)           Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, Parent Proxy Statement, the Form F-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity, the NYSE or the TSX in connection with the Merger and the other transactions contemplated by this Agreement.

(e)           Each of Parent, MergerCo and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, or from the NYSE or TSX, that causes such party to believe that there is a reasonable likelihood that any Requisite Approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other party with a copy of such communication.

7.2                        Access to Information.  (a)  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request.  Each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, provide to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of applicable securities laws.  Neither the Company nor Parent nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Letter of Intent.

(c)           No investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

7.3                        Company Stockholder Approval.  The Company shall, as soon as reasonably practicable, and in any event prior to the date which is three months from the date hereof, call a meeting of its stockholders to be held for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger (the “Company Stockholder Meeting”), and the Company shall use commercially reasonable efforts to cause such meeting to be held on or before the date which is four months from the date hereof, and such meeting shall in any event occur no later than the date which is seven months from the date hereof; provided, however, that the Company shall not be responsible for any delay or failure of the foregoing events to occur on or before the specified dates if the reason for such delay or failure is that, due to no fault on the part of the Company, the Company’s auditors or other Company advisors, either the Form F-4 to be prepared and filed with the SEC by Parent or, if necessary, the Proxy Statement to be Prepared by the Company remains under review, and subject to further comment, by the SEC and the SEC shall not have declared the Form F-4 effective or, if necessary, cleared the Proxy Statement, and in such event, the Company Stockholder Meeting shall occur no later than 30 days after the later of: (i) the date that the Form F-4 is declared effective and (ii) if necessary, the date that the Proxy Statement is cleared by the SEC, as applicable.  Subject to Section 7.11(c), the Board of Directors of the Company (i) has resolved to and shall recommend to the Company’s stockholders that such stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”) and the Company shall use commercially reasonable efforts to obtain such approval and adoption, and (ii) shall, if a Takeover Proposal shall have been made to the holders of Company Common Stock or any Person shall have publicly announced an intention to make a Takeover Proposal, publicly reaffirm the Company Recommendation by press release within 2 Business Days of any written request by Parent (or in the event that the Company Stockholder Meeting is scheduled to occur within such 2-Business Day period, prior to the time or at such meeting). Subject to the provisions of this Agreement, including Section 7.11(d), this Agreement and the Merger shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of approving the Agreement and the Merger and the other transactions contemplated by this Agreement. Without the prior written consent of Parent, no other business shall be conducted at the Company Stockholder Meeting other than obtaining the requisite approval of the Company’s stockholders for the Merger.

7.4                        Parent Stockholder Approval.  If required by Law, the Parent shall, as soon as reasonably practicable, and in any event prior to the date which is three months from the date hereof, call a meeting of its stockholders to be held for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger (the “Parent Stockholder Meeting”), and the Parent shall use commercially reasonable efforts to cause such meeting to be held on or before the date which is four months from the date hereof, and such meeting shall in any event occur no later than the date which is seven months from the date hereof; provided, however, that the Parent shall not be responsible for any delay or failure of the foregoing events to occur on or before the specified dates if the reason for such delay or failure is that, due to no fault on the part of the Parent, the Form F-4 to be prepared and filed with the SEC by Parent remains under review, and subject to further comment, by the SEC and the SEC shall not have declared the Form F-4 effective, and in such event, the Parent Stockholder Meeting shall occur no later than 30 days after the date that the Form F-4 is declared effective.  The board of directors of the Parent has resolved to and shall recommend to the Parent’s stockholders that such stockholders vote in favor of the issuance of the Merger Consideration as contemplated hereby and the Parent shall use commercially reasonable efforts to obtain such approval at the Parent Stockholder Meeting.  Without the prior written consent of Company, no other business shall be conducted at the Parent Stockholder Meeting other than obtaining the requisite approval of the Parent’s stockholders for the issuance of the Merger Consideration and the ratification of the Parent’s stockholder rights plan.

7.5                        Legal Conditions to Merger.  Each of Parent and the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 8, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

7.6                        NYSE and TSX Listings.  Parent shall promptly apply for and cause the Parent Common Shares (including Parent Common Shares issuable upon exercise of Assumed Options) to be issued pursuant to the Merger to be approved for listing on the NYSE and TSX, subject to official notice of issuance and, in the case of the TSX, satisfaction of customary listing conditions, prior to the Effective Time.

7.7                        Employee Matters.  From and after the Effective Time, the employees of the Company and its Subsidiaries who are employed by the Company immediately prior to the Effective Time and who remain employed with the Surviving Company or Parent thereafter (the “Assumed Employees”) will be offered participation and coverage under the employee benefit plans of Parent and its Subsidiaries that are generally made available to the employees of Parent and its Subsidiaries; provided, that continued participation and coverage following the Effective Time under the Company Benefit Plans as in effect immediately prior to the Effective Time shall be deemed to satisfy the obligations under this sentence, it being understood that the Assumed Employees may commence participating in the comparable benefit plans of Parent on different dates following the Effective Time with respect to different comparable benefit plans of Parent.  Nothing in this Section 7.7 shall preclude Parent or its Subsidiaries at any time following the Effective Time from terminating the employment of any Assumed Employee for any reasons (or no reason).  Without limiting the generality of Section 10.11, this Section 7.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 7.7, express or implied, is intended to confer upon any other Person, including without limitation, any current or former director, officer or employee of the Company or any of its Subsidiaries, any rights or remedies of any nature whatsoever under or by reason of this 7.7.

7.8                        Indemnification; Directors’ and Officers’ Insurance

(a)           As of the Effective Time, the indemnification and exculpation provisions contained in the Certificate of Incorporation and Bylaws of the Surviving Company shall be at least as favorable to individuals who immediately prior to the Effective Time were directors, officers, agents or employees of the Company or its Subsidiaries or otherwise entitled to indemnification under the Company Bylaws or Company Certificate of Incorporation or such similar organizational documents of any Company Subsidiary (an “Indemnified Party”) as those contained as of the date hereof in the Company Bylaws and Company Certificate of Incorporation or such similar organizational documents of any Company Subsidiary, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that nothing contained herein shall limit Parent’s ability to merge the Surviving Company into Parent or any of its Subsidiaries or any other person or otherwise eliminate the Company’s or the Surviving Company’s corporate existence so long as such rights are preserved.

(b)           The Company shall purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers, directors and other individuals named as insureds under the director and officer insurance policy of the Company in effect on the date of this Agreement.  Notwithstanding the foregoing, the Company shall not expend more than 200% per year of coverage of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto.  If the Company is unable to obtain or the Surviving Company is unable to maintain the insurance called for by this Section 7.8, the Company shall obtain, or the Surviving Company shall maintain, as the case may be, as much comparable insurance as is reasonably available to the Company or the Surviving Company for substantially similar policies for the Maximum Amount.  The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to the Company’s insurance carrier for the purpose of obtaining such insurance.

(c)           The provisions of this Section 7.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.  The obligations of the Surviving Company and its Subsidiaries under this Section 7.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party (or, if deceased, his or her heirs or beneficiaries) to whom this Section 7.8 applies without the consent of such affected person.

7.9                        Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

7.10                      Advice of Changes.  Each of Parent, MergerCo and the Company shall promptly advise the other of any fact, change, effect, event, occurrence, development or state of circumstances (i) having or would reasonably be expected to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 7.10 shall not constitute the failure of any condition set forth in Article 8 to be satisfied unless the Material Adverse Effect or material breach, in each case, that has occurred or that is reasonably likely to occur, would independently result in the failure of a condition set forth in Article 8 to be satisfied.

7.11                      No Solicitation

(a)           The Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly through another Person or otherwise: (i) solicit, initiate, approve, endorse, recommend or encourage, or take any other action designed to, or which could reasonably be expected to, result in or facilitate any inquiry or the making or announcement of any proposal or offer that constitutes, or that would reasonably be expected to lead to, a Takeover Proposal or the making or consummation thereof (including by way of furnishing information or entering into any form of agreement, arrangement or understanding), (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide to any Person any information, or otherwise cooperate in any way with, any Takeover Proposal, or (iii) approve or recommend, or propose to approve or recommend, or consummate, execute or enter into any letter of intent, memorandum of understanding or agreement in principle (whether or not binding), or any merger agreement, acquisition agreement, exchange agreement, option agreement, joint venture agreement, partnership agreement or other Contract, constituting or related to, or that is intended to or could reasonably be expected to lead to a Takeover Proposal (other than confidentiality agreements contemplated by this Section 7.11), (iv) waive, terminate, modify or fail to enforce any provision of any confidentiality or standstill obligation of any Person other than Parent, or (v) propose publicly or resolve to agree to do any of the foregoing.  Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, in response to an unsolicited bona fide written Takeover Proposal (which was not obtained as a result of breach of this Section 7.11, if, and only if, the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and Cormark or a financial advisor of nationally recognized reputation in Canada or the United States) (1) that such Takeover Proposal would, if consummated in accordance with its terms, constitute, or is reasonably likely to lead to, a Superior Proposal, and (2) that the failure to take such action would cause it to violate its fiduciary duties, then the Company may, provided that the Company has strictly complied with this Section 7.11, (A) provide information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided that (x) before providing any such information or participating in any such discussions or negotiations, the Company first enters into a confidentiality agreement with the Person proposing such Takeover Proposal on terms substantially similar to, and no less favorable to the Company than, those contained in the confidentiality agreement between the Parent and the Company dated February 27, 2009, (or, if there is already a confidentiality agreement in place between the Company and such Person, such confidentiality agreement is amended to satisfy the requirements of clauses (x) and (y) of this sentence), (y) such confidentiality agreement does not restrict or impede upon the ability of the Company to satisfy its obligations under this Agreement, and (z) all information provided to such Person either has previously been provided to Parent or is provided to Parent prior to or concurrent with the time it is provided to such Person.

(b)           The Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person with respect to any potential or actual Takeover Proposal and (ii) terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. The Company shall immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to a potential or actual Takeover Proposal and shall use its best efforts to ensure that such requests are honored.

(c)           Subject only to Section 7.11(e), neither the Board of Directors of the Company nor any committee thereof shall:

(i)
(w) withhold, withdraw (or not continue to make), amend, modify or qualify (or resolve or propose publicly to do any of the foregoing) the Company Recommendation, or cause or permit the Company Board Recommendation to be less than unanimous, or (x) if a Takeover Proposal shall have been made to the holders of Company Common Stock or any Person shall have publicly announced an intention to make a Takeover Proposal, fail to publicly recommend against such Takeover Proposal (provided it is not a Superior Proposal) and to publicly reaffirm the Company Recommendation by press release within 2 Business Days of the Takeover Proposal having been made or publicly announced, as applicable (or in the event that the Company Stockholder Meeting is scheduled to occur within such 2-Business Day period, prior to the time of such meeting), or (y) approve, adopt or recommend, or propose publicly to approve, adopt or recommend to the stockholders of the Company, any Takeover Proposal, or (z) take any other action or make any public statement in connection with the Company Recommendation, the Company Stockholder Approval or the Company Stockholder Meeting that is in any manner adverse to the Company Recommendation (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) (it being understood and agreed that a “stop, look and listen” communication by the Board of Directors to the stockholders of the Company pursuant to Rule 14d−9(f) of the Exchange Act, on no more than one (1) occasion with respect to any publicly announced Takeover Proposal (unless such publicly announced Takeover Proposal shall have been materially modified by way of a public announcement in good faith), shall not constitute a Company Adverse Recommendation Change), or

(ii)
approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any Contract, commitment, arrangement, understanding, in each case whether written or oral (with the sole exception of a confidentiality agreement referred to in Section 7.11(a)) or any tender offer constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal.

(d)           The Company shall immediately notify Parent, at first orally and then promptly (and in any event within 24 hours) in writing, of (i) any Takeover Proposal or inquiry or request that the Company reasonably believes could be expected to relate or lead to a Takeover Proposal, in each case received after the date hereof, or any amendments to the foregoing, or (ii) any request for non-public information relating to the Company or any of its Subsidiaries in connection with any Takeover Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person, in each case, of which any of its or its Subsidiaries’ officers, directors, employees, Representatives or agents are or become aware. Such notice shall include the identity of the Person making the Takeover Proposal, inquiry or request, a description of the material terms and conditions of any such Takeover Proposal, inquiry or request or amendment and shall include a copy of any written material received from or on behalf for such Person. The Company shall keep the Parent fully informed at all times of any change to the material terms of any such Takeover Proposal (as amended, if applicable), inquiry or request.

(e)           Subject to Section 7.11(f), the Company covenants that it will not accept, approve or recommend, or enter into any Contract, commitment, arrangement, understanding, in each case whether written or oral in respect of a Takeover Proposal (with the sole exception of a confidentiality agreement referred to in Section 7.11(a)), terminate this Agreement, or make a Company Adverse Recommendation Change unless:

(i)	the Takeover Proposal constitutes a Superior Proposal;

(ii)
the Company has strictly complied with its obligations under this Section 7.11 and has provided the Parent with a copy of the Superior Proposal (together with copies of all other documentation relating to and detailing the Superior Proposal, including a copy of any confidentiality or standstill agreement between the Company or any of its Subsidiaries and the Person making the Superior Proposal, or any of its affiliates, if not previously delivered, and written notice from the Board of Directors of the Company regarding the value in financial terms that the Board of Directors of the Company in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the said Superior Proposal);

(iii)
a period (the “Negotiation Period”) of five (5) Business Days shall have elapsed starting at 12:01 a.m. New York time on the Business Day following the date on which the Parent received the last to be delivered of written notice from the Board of Directors of the Company that the Board of Directors of the Company determined, subject only to compliance with Sections 7.11(d) and (e), to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal and the documentation referred to in Section 7.11(e)(ii) and ending at 11:59 p.m. New York time on the fifth (5th) Business Day thereafter; and

(iv)	the Company has paid the Termination Fee prescribed by Section 9.3.

(f)           During the Negotiation Period, Parent may make, at its option and without derogating from its rights pursuant to any other provision or this Agreement, a counter-proposal.  During the Negotiation Period the Company shall, and shall instruct its financial and legal advisors to, negotiate with Parent in good faith to attempt to make such adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement. If the Board of Directors of the Company (after consultation with its independent financial advisor and independent outside legal counsel) reasonably determines in good faith that such counterproposal by Parent is such that the Takeover Proposal previously constituting a Superior Proposal ceases to be a Superior Proposal, then the Board of Directors of the Company shall forthwith cease all discussions or negotiations with respect to such Takeover Proposal except to communicate with the Person making such Takeover Proposal that the Takeover Proposal has been matched pursuant to a prior agreement or a proposal has been made to the Company which causes the Takeover Proposal to no longer be a Superior Proposal and the Board of Directors of the Company shall recommend Parent’s counter-proposal to its stockholders. For greater certainty, the Board of Directors will advise the Parent and otherwise negotiate with the Parent in such manner as will afford the Parent reasonable opportunity to revise any counter-proposal by the Parent which the Board of Directors determines would not result in the Superior Proposal ceasing to be a Superior Proposal such that after such revision of the counter-proposal the Superior Proposal will cease to be a Superior Proposal.  Each successive amendment to any Takeover Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Common Stockholders or any other material terms or conditions thereof shall constitute a new Takeover Proposal for the purposes of Sections 7.11(d) and (e) and the Parent shall be afforded a new full Negotiation Period in respect of each such Takeover Proposal.

(g)           Nothing contained in this Section 7.11 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act and, to the extent referred to therein, Item 1012(a) of Regulation M-A under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement (including, if applicable, the right of Parent to terminate this Agreement pursuant to Section 9.1(e) and (ii) in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by this Section 7.11.

(h)           The Company shall ensure that its Representatives and the Representatives of each of its Subsidiaries are aware of the restrictions described in this Section 7.11 as reasonably necessary to avoid violations thereof.  It is understood that any violation of the restrictions set forth in this Section 7.11 by any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.11 by the Company.

7.12                      Parent Transactions.  The Company agrees that Parent shall be permitted to engage in one or more transactions, directly or indirectly, whether through one or more Subsidiaries of Parent or otherwise, including any acquisition transaction, joint venture, or equity or debt financings, (each, a “Transaction”) as the Board of Directors of Parent authorizes in its sole discretion; provided, however, that in respect of any particular Transaction, if, and only if, the aggregate amount to be raised, received, paid, or committed by Parent in any individual Transaction exceeds $300 million then Parent shall be required to obtain the written consent of the Company prior to entering into a binding agreement concerning such Transaction, which consent shall not be unreasonably withheld or delayed.  The Company agrees to provide, and shall cause its Representatives to provide, all reasonable cooperation in connection with the arrangement of any such Transaction as may be reasonably requested by Parent (provided that such requested cooperation does not (a) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (b) cause any representation or warranty in this Agreement to be breached, (c) cause any condition set forth in Article 8 to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party or (d) involve any binding commitment by the Company or its Subsidiaries, other than a commitment that is conditioned on the consummation of the Merger and that terminates without Liability to the Company upon the termination of this Agreement), including (i) participation in meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies, each customary in connection with any Transaction, (ii) providing Parent and its advisors, underwriters and financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and its advisors, underwriters and financing sources in the preparation of offering documents, materials for rating agency presentations, private placement memoranda, bank information memoranda, prospectuses, registration statements and similar documents customarily required in connection with any Transaction, (iv) subject to Section 7.2 permitting Parent and its advisors, underwriters and financing sources to conduct customary due diligence in connection with any Transaction, providing Parent and its advisors, underwriters and financing sources, and their respective Representatives, access to management of the Company and the books and records of the Company and its Subsidiaries, (v) providing Parent and its advisors and financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and Applicable Canadian Securities Laws as and when such statements to date would otherwise be required to be publicly disclosed by the Company, (vi) using commercially reasonable efforts to obtain necessary and customary pledge and security documents, management representation letters, accountants’ comfort and reliance letters, opinions and consents, surveys and title insurance customarily required in connection with any Transaction as reasonably requested by Parent, (vii) providing Parent with the financial statements of the Company and its Subsidiaries that are required in connection with any Transaction, (viii) reasonably cooperating with the marketing efforts of Parent and its advisors and financing sources for any Transaction and (ix) reasonably cooperating with Parent and its advisors and financing sources in connection with the refinancing of any indebtedness of the Company or its Subsidiaries in connection with the consummation of the Merger.  Parent shall be permitted to disclose to potential parties to such a Transaction, and to the advisors to such parties, the information provided by the Company to Parent, its advisors, underwriters or financing sources pursuant to this Section 7.12, subject to such parties and their advisors being bound by a confidentiality agreement customary in transactions of such type and that applies to such information provided by the Company. Notwithstanding any other provision of this Section 7.12, the Company shall not be required to pay any commitment or other similar fee or incur any other Liability in connection with such Transaction.  Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs incurred by the Company in connection with such cooperation.

7.13                      WARN Act.  With respect to all employees of the Company and its Subsidiaries, the Company and/or any of its Subsidiaries shall be responsible for providing any notices required to be given and otherwise complying with the WARN Act or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Company or any of its Subsidiaries, and Parent shall have no responsibility or liability under the WARN Act (or any other similar statute or regulation) with respect to such employees.  Section 7.12 of the Company Disclosure Letter contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries during the 90-day period prior to the date of this Agreement.  Section 7.12 of the Company Disclosure Letter shall be updated immediately prior to the Effective Time with respect to the 90-day period prior to the Effective Time.  Prior to the Effective Time, the Company agrees to provide any notice required under the WARN Act to any employee of the Company or its Subsidiaries as may be reasonably requested by Parent in writing.

7.14                      Tax Compliance.  Parent, MergerCo and the Company shall adopt this Agreement as a “plan of reorganization” within the meaning of United States Treasury Regulation section 1.368-2(g) and to treat the Merger as a “reorganization” within the meaning of section 368(a)(1) of the Code. However, neither Parent, MergerCo nor the Company makes any representation, warranty or covenant to the Company, any holder of Company Common Stock, or any other holder of any Company securities (including any holder of Company Stock Options or Company Restricted Stock) regarding: (a) the qualification of the Merger as a “reorganization” within the meaning of section 368(a)(1) of the Code or (b) the United States federal income tax consequences to the Company, any Company stockholder, or any other holder of Company securities (including any holder of Company Stock Options or Company Restricted Stock) of the Merger.

7.15                      Pre-Merger Reorganization.  In addition to, and not in limitation of, any other agreements, covenants or obligations contained in this Agreement, the Company further agrees that, upon the reasonable request by Parent, the Company shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as Parent may request in writing, acting reasonably (collectively, the “Pre-Merger Reorganization”), and (ii) cooperate with Parent and its advisors to determine the nature of the Pre-Merger Reorganization that might be undertaken and the manner in which it would most effectively be undertaken; provided that the Pre-Merger Reorganization (a) is not prejudicial to the Company or the Company's assets in any material respect, (b) does not unduly impede, interfere with, delay or prevent the completion of the transactions contemplated by this Agreement, (c) is not prejudicial to the holders of Company Common Stock or other securities of the Company or inconsistent with the provisions of this Agreement, and (d) is reasonably capable of being consummated prior to or concurrent with the Effective Time.

ARTICLE 8
CONDITIONS PRECEDENT

8.1                        Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, each of which may only be waived with the mutual consent of the parties:

(a)           Company Stockholder Approval.  This Agreement and the Merger contemplated thereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote thereon (excluding, if required under MI 61-101 votes cast by Persons entitled to receive Change of Control Payments).

(b)           Parent Stockholder Approval.  If required by Law, this Agreement and the Merger contemplated thereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Parent Common Shares entitled to vote thereon.

(c)           NYSE and TSX Listings.  The Parent Common Shares to be issued to the holders of Company Common Stock and the Assumed Stock Options upon consummation of the Merger shall have been authorized for listing on the NYSE and TSX, subject to customary conditions and official notice of issuance.

(d)           Required Approvals.  (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) any other approvals set forth in Sections 4.6 and 5.4 required to be obtained for the consummation, as of the Effective Time, of the Merger and the other transactions contemplated by this Agreement (all such approvals and the expiration or termination of all such waiting periods being referred as the “Requisite Approvals”).

(e)           No Termination.  This Agreement shall not have been terminated in accordance with its terms.

(f)           Form F-4.  The Form F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(g)           Other Securities Act Registrations.  A registration statement filed by Parent on an appropriate form, or a post-effective amendment to a registration statement previously filed by Parent under the Securities Act with respect to Parent Common Shares subject to the Company Stock Options shall have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(h)           Canadian Distribution.  The distribution in Canada of Parent Common Shares to holders of Company Common Stock, Company Stock Options, Company Restricted Stock and to the Persons listed in Section 4.18 of the Company Disclosure Letter who receive Parent Common Shares in respect of a Change of Control Payment (if the payment of such Change of Control Payments in Parent Common Shares has been approved by the TSX), shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Laws either by virtue of exemptive relief from the securities regulatory authorities in each of the provinces and territories of Canada in which such distribution is made or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons).

(i)           No Injunctions or Restraints; Illegality.  No Order (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

8.2                       Conditions to Obligations of Parent and MergerCo.  The obligation of Parent and MergerCo to effect the Merger is also subject to the satisfaction, or waiver by Parent and MergerCo, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company (other than representations or warranties contained in Sections 4.1(a) (first sentence only), 4.2, 4.3(a) and 4.10 which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would reasonably be expected to result in a Material Adverse Effect on the Company, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c)           Support Agreements.  Each director and officer of the Company shall have entered into a voting and support agreement with Parent and MergerCo, in the form attached hereto as Exhibit A, in respect of all shares of Company Common Stock of which such director or officer, as the case may be, is the direct or indirect beneficial owner or over which such director or officer exercises direct or indirect control or direction, and each such agreement shall be in full force and effect and shall have been performed by each director and officer party thereto.

(d)          No Materially Burdensome Condition.  None of the Requisite Approvals shall have resulted in the imposition of a Materially Burdensome Condition.

(e)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any fact, change, effect, event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

(f)           Change of Control Amendments.  The Change of Control Agreements shall have been amended as required by Section 6.1(b), and each such agreement as so amended shall be in full force and effect and enforceable against the Departing Officer and all other parties thereto in accordance with its terms.

(g)          Releases

(i)
Each director, officer, employee or consultant of the Company or any of its Subsidiaries immediately prior to the Effective Time identified on Section 8.2(h) of the Company Disclosure Letter who, voluntarily or involuntarily, ceases to be a director, officer, or employee of the Company, the Surviving Company, Parent, or any of their respective Subsidiaries at the Effective Time, shall have entered into and delivered to Parent a release and waiver, in form and substance reasonably satisfactory to Parent, which shall release Parent, the Company and the Surviving Company and each of their respective Subsidiaries from, and waive, any and all claims of any nature whatsoever, provided, however, such release shall not release Parent from any of its obligation specifically provided for in this Agreement, including without limitation, Parent’s obligations pursuant to Section 7.7 of this Agreement.

(ii)
The Company, the Surviving Company and each of their respective Subsidiaries shall have entered into and delivered to Parent a release and waiver, in form and substance reasonably satisfactory to Parent, which shall release each director, officer, employee or consultant of the Company or any of its Subsidiaries identified on Section 8.2(h) of the Company Disclosure Letter, from, and waive, any and all claims of any nature whatsoever.

(h)          Caborca Sale Agreement.  The Caborca Sale Agreement shall have been entered into by Caborca and the beneficial owners of Caborca, on terms and conditions acceptable to Parent, in accordance with Section 6.1(e), and (i) such agreement shall be in full force and effect and shall be enforceable against the parties thereto in accordance with its terms and (ii) the transactions contemplated by such agreement shall close concurrently with the Effective Time or at such other time as Parent shall have agreed to in its sole discretion.

(i)           Title Opinion.  Parent shall have obtained title opinions, in form and substance satisfactory to Parent, acting reasonably, addressed to Parent relating to the Company’s material properties.

(j)           No Appraisal Rights.  Holders of shares of Company Common Stock shall not be entitled to dissenters’ or appraisal rights under Section 262 of the DGCL with respect to the Merger.

8.3                        Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  Subject to any actions permitted by this Agreement, including actions permitted by Section 7.12, the representations and warranties of Parent and MergerCo set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent or MergerCo (other than representations or warranties in Sections 5.1(a) (first sentence only), 5.2 and 5.3(a) which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent or MergerCo, has had or would reasonably be expected to result in a Material Adverse Effect on Parent, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b)           Performance of Obligations of Parent and MergerCo.  Each of Parent and MergerCo shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have delivered to the Company a certificate signed on behalf of the Parent, dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Parent certifying in such capacity as to the satisfaction of the conditions specified in Sections 8.3(a), (b) and (d) and the covenants set forth in Section 7.10.

(c)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any fact, change, effect, event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent.

(d)           No Materially Burdensome Condition.  None of the Requisite Approvals shall have resulted in the imposition of a Materially Burdensome Condition.

ARTICLE 9
TERMINATION AND AMENDMENT

9.1                        Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)           by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

(b)           by either the Board of Directors of the Company or the Board of Directors of Parent if any Governmental Entity that must grant a Requisite Approval has denied such Requisite Approval and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with its obligations pursuant to Section 7.1 with respect to such denial or Order;

(c)           by either the Board of Directors of the Company or the Board of Directors of Parent (i) if the Merger shall not have been consummated on or before the date which is nine months from the date of this Agreement, or (ii) the requisite stockholder approval is not obtained at either the Company Stockholder Meeting or the Parent Stockholder Meeting, unless the failure of the Closing to occur by such date or the failure to obtain stockholder approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)           by (i) the Board of Directors of Parent if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, and (ii) the Board of Directors of the Company if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or MergerCo, which breach, in the case of a breach by any of the Company, Parent or MergerCo, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1, 8.2 or 8.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)          By the Board of Directors of Parent if:

(i)
the Company has (A)(1) failed to make the Company Recommendation, (2) failed to publicly reaffirm the Company Recommendation by press release after a Takeover Proposal shall have been made to the holders of Company Common Stock or any Person shall have publicly announced an intention to make a Takeover Proposal, within 2 Business Days (or in the event that the Company Stockholder Meeting is scheduled to occur within such 2-Business Day period, prior to the time or at such meeting), (B) failed to comply with any provision of Section 7.11, (C) made a Company Adverse Recommendation Change, or (D) entered into a binding agreement concerning a transaction that constitutes a Superior Proposal, or

(ii)	the requisite stockholder approval is not obtained at the Company Stockholder Meeting.

(f)           By the Board of Directors of the Company if Parent or any of its Subsidiaries shall have entered into any binding agreement concerning a Transaction and the Merger is not completed on or prior to the date which is 12 months from the date of this Agreement as a result of such Transaction.

(g)          By the Board of Directors of Parent if, since the date of this Agreement, there shall have been any event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

(h)          By the Board of Directors of the Company if, since the date of this Agreement, there shall have been any event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent.

(i)           By the Board of Directors of Parent if any Requisite Approval shall have resulted in the imposition of a Materially Burdensome Condition.

(j)           By the Board of Directors of Parent for any reason not otherwise set out in this Section 9.1.

(k)          By the Board of Directors of the Company if (A) a Takeover Proposal constitutes a Superior Proposal and Parent fails to make a counter-proposal during the Negotiation Period which causes Takeover Proposal to no longer be a Superior Proposal and (B) it has complied fully with its obligations set out in Section 7.11 of this Agreement and the Company enters into a binding, definitive agreement to consummate the Takeover Proposal.

9.2                        Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 9.2, 9.3, 10.1, 10.2, 10.3, 10.4, 10.7, 10.8, 10.9, 10.11, 10.12 and 10.15 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent shall be relieved or released from any Liabilities arising out of its willful breach of any provision of this Agreement.

9.3                        Termination Fees and Expenses

(a)           In the event that:

(i)
this Agreement is terminated by Parent pursuant to Section 9.1(e)(i), then the Company shall, within three Business Days after such termination, pay to Parent the Termination Fee by wire transfer of same day funds in recognition of the time and expense incurred by Parent in connection with this Agreement and transactions contemplated hereby, or

(ii)
this Agreement is terminated by Parent pursuant to Section 9.1(e)(ii), but only if prior to the Company Stockholder Meeting a Takeover Proposal shall have been made publicly to the holders of Company Common Stock or publicly announced, or any Person shall have publicly announced an intention to do so (in each of the foregoing cases, which has not been withdrawn prior to the Company Stockholder Meeting), provided that within 6 months of the date of such termination: (A) a Takeover Proposal is consummated; or (B) the Company board of directors approves or recommends a Takeover Proposal, or the Company enters into an agreement with respect to a Takeover Proposal, and in either case such Takeover Proposal (whether or not amended prior to its consummation) is consummated, and whether or not such consummation is before or after the end of such 6 month period, then the Company shall, on or prior to the date that such Takeover Proposal is consummated, pay to Parent the Termination Fee by wire transfer of same day funds in recognition of the time and expense incurred by Parent in connection with this Agreement and transactions contemplated hereby; or

(iii)
This Agreement is terminated (A) by the Company pursuant to Section 9.1(f), or (B) by the Parent pursuant to Section 9.1(j) then the Parent shall, within three Business Days after such termination, pay to the Company, the Termination Fee by wire transfer of same day funds in recognition of the time and expense incurred by the party entitled to receive the Termination Fee in connection with this Agreement and the transactions contemplated hereby.

The “Termination Fee” shall be an amount equal to (i) US $2 million in the event of a termination pursuant to Sections 9.1(f) or 9.1(j); (ii) US $10.3 million in the event of a termination pursuant to Section 9.1(e)(i) or a Termination Fee payable pursuant to Section 7.11(e)(iv); or (iii) US$10.3 million in the event of a termination pursuant to Section 9.1(e)(ii), but only if prior to the Company Stockholder Meeting a Takeover Proposal shall have been made publicly to the holders of Company Common Stock or publicly announced, or any Person shall have publicly announced an intention to do so (in each of the foregoing cases, which has not been withdrawn prior to the Company Stockholder Meeting), provided that within 4 months of the date of such termination: (A) a Takeover Proposal is consummated; or (B) the Company board of directors approves or recommends a Takeover Proposal, or the Company enters into an agreement with respect to a Takeover Proposal, and in either case such Takeover Proposal (whether or not amended prior to its consummation) is consummated, and whether or not such consummation is before or after the end of such 4 month period;  or (iv) US$10.3 million in the event of a termination pursuant to Section 9.1(e)(ii), but only if prior to the Company Stockholder Meeting a Takeover Proposal shall have been made publicly to the holders of Company Common Stock or publicly announced, or any Person shall have publicly announced an intention to do so (in each of the foregoing cases, which has not been withdrawn prior to the Company Stockholder Meeting), provided that more than 4 months but less than 6 months from the date of such termination: (A) a Takeover Proposal is consummated; or (B) the Company enters into a definitve agreement with respect to a Takeover Proposal, and in either case such Takeover Proposal (whether or not amended prior to its consummation) is consummated, and whether or not such consummation is before or after the end of such 4 to 6 month period.

(b)           Each of Parent and the Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Each of Parent and the Company further acknowledges and agrees that the Termination Fee is not a penalty, but rather liquidated damages in amounts reasonably estimated by the parties to compensate the other party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby.  Accordingly, if any party fails promptly to pay the amount due pursuant to this Section 9.3, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such first party for the fee set forth in this Section 9.3, the other party shall pay to such first party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate of 5% per annum.

(c)           Notwithstanding anything in this Agreement to the contrary, the parties agree that (i) in the circumstance where this Agreement is terminated by a party and the Termination Fee is payable as a result thereof by the Company in accordance with this Section 9.3, the Termination Fee shall be the sole and exclusive remedy of the Company under this Agreement, (ii) the payment of the Termination Fee by Parent when such Termination Fee shall become due and payable by Parent in accordance with this Section 9.3 shall be the sole and exclusive remedy of the Company under this Agreement and (iii) the Termination Fee is only payable pursuant to this Section 9.3 or Section 7.11(e).

9.4                        Amendment.  Subject to compliance with applicable Law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.5                        Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders any extension or waiver of this Agreement or any portion hereof that changes the amount or form of the consideration to be delivered to the holders of Company Common Stock under this Agreement, other than as contemplated by this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 10
GENERAL PROVISIONS

10.1                      Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Article 1, Article 2, Article 3, Article 9 and Article 10 and Sections 7.8 and 7.9.

10.2                      Fees and Expenses.  Except as provided in Section 9.3, all fees and expenses incurred in connection with this Agreement the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.  The Company agrees that the fees and expenses of the Company and its Subsidiaries in connection with this Agreement and the Merger shall not exceed C$3.0 million, except with the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

10.3                      Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile transmission (with printed confirmation of receipt), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to the Company, to:

Capital Gold Corporation
76 Beaver Street, 26th Floor
New York, New York  10005

Attention:      Christopher Chipman
Facsimile:      (212) 344-4537

with a copy to (for informational purposes only and not constituting notice):

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York NY  10017

Attention:      Barry I. Grossman, Esq.
Facsimile:      (212) 370-7889

and

with a copy to (for informational purposes only and not constituting notice):

Macleod Dixon LLP
Suite 500 Canadian Pacific Tower
100 Wellington Street West
Toronto – Dominion Centre
Toronto, Ontario
M5K 1H1

Attention: Richard Lachik, Esq.
Facsimile: (416) 360-8277

with a copy to (for informational purposes only and not constituting notice):

Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, PA 19103

Attention:  Justin  P. Klein, Esq.
Facsimile: (215) 864-8999

(b)          if to Parent or MergerCo, to:

Gammon Gold Inc.
56 Temperance Street
Suite 501
Toronto, Ontario
M5H 3V5

Attention:      Rene Marion
Facsimile:      (416) 646-3828

and

with a copy to (for informational purposes only and not constituting notice):

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400,
Bay Adelaide Centre, Box 20
Toronto, Ontario  M5H 2T6

Attention:      John Turner, Esq.
Facsimile:      (416) 364-7813

and

with a copy to (for informational purposes only and not constituting notice):

Kirkland & Ellis LLP
153 East 53rd Street
New York, New York
10022

Attention:      Jeffrey Symons, Esq.
Facsimile:      (212) 446-6460

10.4                      Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.  The Company Disclosure Letter and the Parent Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.5                      Knowledge.  In this Agreement, unless otherwise stated, references to (i) “the knowledge of the Company” (or similar expressions) means the actual knowledge, after reasonable inquiry, of Colin Sutherland, President of the Company, Christopher M. Chipman, Chief Financial Officer of the Company and Scott Hazlitt, Chief Operating Officer of the Company and, if applicable, any knowledge such officers would have had had they exercised reasonable due diligence and made such reasonable inquiry, in their capacity as officers of the Company and not in their personal capacity and without personal liability, and (ii) “the knowledge of Parent” (or similar expressions) means the actual knowledge, after reasonable inquiry, of Rene Marion, Chief Executive Officer of Parent, Scott Perry, Executive Vice President and Chief Financial Officer of Parent, and, if applicable, any knowledge such officers would have had had they exercised reasonable due diligence and made such reasonable inquiry, in their capacity as officers of Parent and not in their personal capacity and without personal liability.

10.6                      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

10.7                      Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

10.8                      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

10.9                      Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 10.3. Without limiting other means of service of process permissible under applicable law, each of the Company, Parent and MergerCo hereby agrees that service of any process, summons, notice or document by U.S. or Canadian registered mail to the respective addresses set forth in Section 10.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.10                    Publicity.  Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of their respective Subsidiaries or Representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE or the TSX.

10.11                    Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 7.8, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

10.12                    Specific Performance

(a)           Except with respect to the provisions of Section 9.3, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware.  The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10.11, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)           Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.3.  Nothing in this Section 10.12(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

10.13                    Language.  The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

10.14                    Time of Essence.  Time is of the essence of this Agreement.

10.15                    Defined Terms.  For purposes of this Agreement:

(a)           “$” means United States dollars and “C$” means Canadian dollars;

(b)           “Applicable Canadian Securities Laws” means, collectively, all applicable securities laws of each of the Canadian Jurisdictions and the respective rules and regulations under such laws together with applicable published instruments, notices and orders of the securities regulatory authorities in the Canadian Jurisdictions.

(c)           “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by Law to be closed in New York, New York, Wilmington, Delaware or Toronto, Ontario.

(d)           “Canadian GAAP” means generally accepted accounting principles in Canada;

(e)           “Canadian Jurisdictions” means each province or territory of Canada in which Parent, the Company or any Subsidiary of the Company, as the case may be, is a “reporting issuer” at the relevant time for purposes of Applicable Canadian Securities Laws.

(f)           “Code” means the United States Internal Revenue Code of 1986, as amended;

(g)           “Company Restricted Stock” means the restricted shares of Company Common Stock under the Company Stock Plans;

(h)           “Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

(i)           “Cormark” means Cormark Securities Inc.;

(j)           “Departing Officer” means any individual who is employed as an officer of the Company or any of its Subsidiaries immediately prior to the Effective Time who, voluntarily or involuntarily, ceases to be an employee of the Company, the Surviving Company, Parent, or any of their respective Subsidiaries at the Effective Time, or who ceases to be an officer of, or whose employment with, the Company, the Surviving Company, Parent, or any of their respective Subsidiaries is terminated, voluntarily or involuntarily, within 90 days after the Effective Time.

(k)           “Environmental Laws” means all applicable Laws, imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of public health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law;

(l)           “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any environmental matter arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property;

(m)           “Environmental Permits” means all permits, licenses, written authorizations, certificates, approvals, program participation requirements, sign-offs or registrations required by or available with or from any Governmental Entity under any Environmental Laws;

(n)           “Governmental Entity” means any applicable (i) multinational, transnational, national, federal, state, provincial, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or official, in each case whether domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(o)           “Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, byproduct or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to public health or the environment;

(p)           “Intellectual Property” means all foreign and domestic intellectual property including without limitation all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and inventions and discoveries, whether patentable or not; (iii) confidential information, proprietary information, trade secrets and know-how, (including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); (iv) copyrights and works of authorship in any media (including without limitation computer software programs, source code, databases and other complications of information); and (v) all disclosures, applications and registrations for any of the foregoing; (vi) all extensions, modifications, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions related to any off the foregoing.

(q)           “Key Third Party Consents” means those consents, approvals and notices contractually required from any third party, including from customers, to proceed with the transactions contemplated by this Agreement and Merger and in respect of any Contracts of the Company or any of its Subsidiaries and as set out in Section 4.3(b) of the Company Disclosure Letter;

(r)           “Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, regulations, ordinances, judgments, injunctions, determinations, awards, decrees, settlements, agency requirements or other legally enforceable requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the New York Stock Exchange and the Toronto Stock Exchange), and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the party or parties or its or their business, undertaking, property or securities;

(s)           “Liability” of any person shall mean and include: (i) any right against such person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; (ii) any right against such person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and (iii) any obligation of such person for the performance of any covenant or agreement (whether for the payment of money or otherwise);

(t)           “Material Adverse Effect” means, with respect to Parent, MergerCo, the Company or the Surviving Company, as the case may be, any fact, change, effect, event, occurrence or development or state of circumstances that, individually or in the aggregate with all other facts, changes, effects, occurrences or development or state of circumstances, has a material adverse effect on (i) the business, operations, affairs, assets, properties, liabilities (including contingent liabilities), capitalization, results of operations (financial or otherwise) or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), any fact, change, effect, event, occurrence or development or state of circumstances to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles generally applicable to such parties, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) actions or omissions of Parent or MergerCo, on the one hand, or the Company, on the other hand, taken with the prior written consent of the other or expressly required or permitted hereunder, (D) changes, after the date hereof, in general economic or market conditions generally affecting companies engaged in the mining industry except to the extent that such changes have a disproportionate adverse effect on such party, (E) facts, changes, effects, events, occurrences, developments or states of circumstances disclosed by Parent in Data Room Material or in the Parent Disclosure Letter, (F) facts, changes, effects, events, occurrences, developments or states of circumstances disclosed by the Company in the Company Disclosure Letter, (G) any failure by a party to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), or (H) public disclosure of the transactions contemplated hereby, in each case shall be deemed not to constitute a “Material Adverse Effect”), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement or perform its obligations hereunder;

(u)           “Material Contracts” means any contract (i) under which the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $250,000 in the aggregate, (ii) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $250,000, (iii) providing for the establishment, organization or formation of any joint ventures, (iv) under which the Company or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $250,000 over the remaining term of the contract, (v) that limits or restricts the Company or any of its Subsidiaries from engaging in any line of business or any geographic area in any material respect, or (vi) that is otherwise material to the Company and its Subsidiaries, considered as a whole; and, for greater certainty, includes the Material Contracts listed in Schedule 4.20 to the Company Disclosure Letter;

(v)           “MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Ontario Securities Commission and l’Autorité des marchés financiers (Quebec);

(w)           “Parent Credit Facility” means, collectively, (i) the Credit Facility Agreement between Parent and Scotia Capital Inc. as agent for the Bank and Société Générale dated October 14, 2005, and the amending agreements between the Company and the Bank dated February 24, 2006, May 19, 2006, September 30, 2006, December 15, 2006, and March 29, 2007, (ii) the General Security Agreement dated October 14, 2005 executed by Parent (then known as Gammon Lake Resources Inc.) granting to the Bank a security interest in, among other things, the shares held by Parent in Mexgold Resources Inc., Gammon Holdings Inc. and Gammon Lake Resources (U.S.A.) Inc., (iii) the Debenture dated October 20, 2005 executed by Gammon Lake Holdings Inc. in favor of the Bank, granting to the Bank a charge over, among other things, the shares held by Gammon Lake Holdings Inc. in Gammon Lake de Mexico, S.A. de C.V., (iv) the General Security Agreement dated October 16, 2006 issued by Mexgold Resources Inc. in favor of the Bank, granting to the Bank a security interest in, among other things, the shares held by Mexgold Resources Inc. in Compania Minera del Cubo, S.A. de C.V. and Metales Interamericanos, S.A. de C.V., and (v) the Stock Pledge Agreement dated October 20, 2005 executed by Parent (then known as Gammon Lake Resources Inc.) and Gammon Lake Holdings Inc. pledging to the Bank the shares held by Parent and Gammon Lake Holdings Inc. in Gammon Lake de Mexico, S.A. de C.V.;

(x)           “Parent Data Site” means the data site established by Parent and made available to the Company in connection with the transactions contemplated by this Agreement;

(y)           “Parent Proxy Statement” means the proxy statement to be prepared and mailed by Parent to its stockholders for the purposes of considering and voting on the issuance of Parent Common shares under the transaction.

(z)           “Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

(aa)           “Release” shall have the meaning prescribed under any applicable Environmental Law and includes any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, passive migration, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Material, including the abandonment or discarding of Hazardous Substance in barrels, drums, tanks or other containers, regardless of when discovered;

(bb)           “Remedial Action” shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean up, remediation, closure, site restoration, remedial response or remedial work;

(cc)           “Stifel” means Stifel, Nicolaus & Company, Incorporated.

(dd)           “Subsidiary” when used with respect to either party, means any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. GAAP, in the case of the Company, or Canadian GAAP, in the case of Parent, and the terms “Company Subsidiary” and “Parent Subsidiary” shall mean any direct or indirect Subsidiary of the Company or Parent, respectively.

(ee)           “Superior Proposal” means any bona fide unsolicited written Takeover Proposal made by a third party that (i) if consummated in accordance with its terms would result in such Person (or its stockholders) owning, directly or indirectly all but not less than all of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, (ii) that is not subject to a financing condition or a due diligence condition, (iii) that did not result from or involve a breach of Section 7.11 of this Agreement, and (iv) the Board of Directors of the Company reasonably determines in good faith (after consultation with its legal advisors and Cormark or a financial advisor of nationally recognized reputation in Canada or the United States) taking into account all financial, legal, regulatory and other aspects of such proposal (including any break-up fee, expense reimbursement provisions and conditions to consummation) and the Person making the proposal, but without assuming away the risk of non-completion, to be (x) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (taking into account any changes to the financial terms of this Agreement offered by Parent in response to such offer or otherwise, including the certainty of the terms offered by Parent or lack thereof) and (y) reasonably capable of being completed without undue delay on the terms set forth in the proposal.

(ff)           “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries), written or oral, relating to, or that could reasonably be expected to lead to, (A) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of any assets (including equity securities of any Subsidiary of the Company), properties or businesses (including any lease, long-term supply agreement or other agreement or arrangement having the same or similar economic effect as a sale of assets, properties or business, any sale or grant of a royalty or similar type transaction), any liquidation or winding up, in each case that constitute 20% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of securities of the Company or any Subsidiary, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of securities of the Company, (C) any merger, amalgamation, statutory arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, or (D) any other similar transactions or series of transactions involving the Company or any of its Subsidiaries.

(gg)           “U.S. GAAP” means generally accepted accounting principles in the United States;

(hh)           The following terms have the meanings ascribed thereto in the Sections indicated below:

Section

Action	4.12(a)
Agreement	Preamble
Assumed Employees	7.7
Assumed Stock Option	2.2(a)
Cash Payment	2.6(b)
Certificate	2.1(b)
Certificate of Merger	1.2
Change of Control Agreement	4.18
Change of Control Payment	4.18
Closing	1.2
Closing Date	1.2
Company	Preamble
Company 10-Qs	4.9
Company 2009 10-K	4.9
Company Adverse Recommendation Change	7.11(d)
Company Adverse Recommendation Notice	7.11(f)
Company Certificate of Incorporation	4.1(b)
Company Benefit Plan	4.16(a)
Company By-laws	4.1(b)
Company Common Stock	2.2(a)
Company Due Diligence Information	4.39
Company Director Designee	1.8
Company Disclosure Letter	Article 4
Company Financial Information	4.8
Company IP	4.2
Company Permits	4.19
Company Recommendation	7.3
Company Regulatory Agreement	4.13(b)
Company Reports	4.8
Company Stockholder Meeting	7.3
Company Stock Option	2.2(a)
Company Stock Plans	2.2(a)
Data Room Materials	Article 5
DGCL	1.1
ERISA	4.16(a)
ERISA Affiliate	4.16(a)
Effective Time	1.2
Exchange Act	4.6
Exchange Agent	3.1
Exchange Fund	3.1
Exchange Ratio	2.1(a)
FIRPTA Certificate	6.2(h)
Form F-4	4.6
HSR Act	4.6
Indemnified Party	7.8(a)

Section

IRS	4.14
Proxy Statement	4.4
Letter of Intent	Preamble
Liens	4.2
Locked-up Stockholder	Recitals
Materially Burdensome Condition	7.1(b)
Maximum Amount	7.8(a)
Merger	Recitals
Merger Consideration	2.1(a)
MergerCo	Preamble
MergerCo Common Stock	5.2
Negotiation Period	7.11(f)
Nayarit	4.2
NYSE	2.2(a)
Orders	4.12(a)
Parent	Preamble
Parent 2008 40-F/A	5.6
Parent Articles	5.1(b)
Parent By-laws	5.1(b)
Parent Common Shares	2.1(a)
Parent Data Room Materials	Article 5
Parent Disclosure Letter	Article 5
Parent Financial Information	5.6
Parent IP	5.19
Parent Permits	5.13
Parent Regulatory Agreement	5.9(b)
Parent Reports	5.5
Parent Stockholder Meeting	7.4
Parent Stock Plans	5.2
Pre-Merger Reorganization	7.15
Proxy Statement	4.6
Representatives	4.16(b)
Requisite Approvals	8.1(d)
Sarbanes-Oxley Act	4.8
SEC	4.6
Securities Act	2.3
Superior Proposal	7.11(c)
Surviving Company	1.1
Takeover Proposal	7.11(b)
Tax	4.15(b)
Taxes	4.15(b)
Tax Return	4.15(c)
Termination Fee	9.3(a)
Trade Secrets	4.32

Section

Transaction	7.13
TSX	2.1(b)
Voting and Support Agreement	Recitals
WARN Act	4.17(b)

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GAMMON GOLD INC.

By:	/s/ René Marion
Name:	René Marion
Title:	President and CEO, Gammon Gold Inc.

CAPITAL GOLD ACQUIRECO, INC.

By:	/s/ René Marion
Name:	René Marion
Title:

CAPITAL GOLD CORPORATION

By:	/s/ Christopher M. Chapman
Name:	Christopher M. Chapman
Title:	CFO

EXHIBIT A
FORM OF VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT made the 30th day of September, 2010 BETWEEN.

BETWEEN:

________________________________, an individual,

(hereinafter referred to as the “Seller”),

- and -

GAMMON GOLD INC., a corporation existing under the laws of Quebec,

(hereinafter referred to as the “Acquiror”).

WHEREAS Seller is an officer and/or director and the legal and beneficial owner of _____________ common stock, par value $.0001 per share, (the “Common Shares”) of Capital Gold Corporation, a Delaware corporation (the “Company”);

AND WHEREAS the Acquiror is contemporaneously herewith entering into a transaction (the “Transaction”) contemplated by that certain Agreement and Plan of Merger by and among the Acquiror, Capital Gold AcquireCo, Inc. and the Company, dated of even date herewith (the “Merger Agreement”) which Transaction provides for, among other things, that each Common Share, other than Common Shares owned by the Acquiror or its Affiliates, shall be converted into the right to receive 0.5209 validly issued, fully paid and non-assessable common shares, no par value per share, of the Acquiror (“Acquiror Common Shares”) plus $0.79, in cash, pursuant to a Delaware plan of merger (the “Merger”) under the General Corporation Law of the State of Delaware (“DGCL”);

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Seller (i) to support the Merger; (ii) to vote or cause to be voted the Subject Securities (as defined below) in favour of the Transaction and any other matter that could reasonably be expected to facilitate the Transaction; and (iii) to abide by the restrictions and covenants set forth herein;

AND WHEREAS the Acquiror is relying on the covenants, representations and warranties of the Seller set forth in this Agreement in connection with the entering into of the Merger Agreement;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreement herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1                        In this Agreement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the respective meanings set out in Schedule A hereto and grammatical variations shall have the corresponding meanings.

1.2                        All references herein to the Merger Agreement or any portion thereof refer to the Merger Agreement, as amended, modified, restated or waived.

1.3                        In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(ii)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

(jj)	references to a “Section”, “clause” or a “Schedule” are references to a Section or clause of or Schedule to this Agreement;

(kk)	words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(ll)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(mm)
if the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day;

(nn)
a period of Business Days is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Toronto time) on the last day of the period if the period is a Business Day or at 4:30 p.m. (Toronto time) on the next Business Day if the last day of the period does not fall on a Business Day;

(oo)
the terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a party and its subsidiaries, taken as a whole;

(pp)
references to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislation provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto; and

(qq)	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

1.4                        References to the “knowledge of the Seller” mean the actual knowledge or awareness of, after due inquiry, of the Seller, including where applicable the officers and directors of the Seller, and any other person in an equivalent position with the Seller.

ARTICLE 2
AGREEMENT TO VOTE

2.1                        Subject to the terms and conditions of this Agreement, and subject in all instances to the provisions of the Merger Agreement relating to Superior Proposals (as defined in the Merger Agreement, and including, without limitation, Section 7.11 of the Merger Agreement), which provisions are incorporated herein by reference and which shall apply to the Seller in his capacity as an officer and/or director of the Company (it being agreed that the Seller may take all actions not inconsistent with Section 7.11 of the Merger Agreement to facilitate the consummation of a Superior Proposal notwithstanding the provisions hereof), the Seller hereby irrevocably and unconditionally covenants and agrees from the date hereof until the earlier of (i) the time at which the Merger contemplated by the Merger Agreement is consummated (the “Effective Time”), and (ii) the termination of this Agreement pursuant to Article 6:

(rr)
to vote or to cause to be voted the Subject Securities (as defined below) at the Meeting (or any adjournment or postponement thereof) in favour of the Transaction, including the Merger Resolution, and in favour of any other matter proposed by the Board or the Acquiror to be considered by the securityholders of the Company at the Meeting which could reasonably be expected to facilitate the Transaction.  The Seller will also cause the Subject Securities to be counted as present for purposes of establishing a quorum at any such Meeting;

(ss)
to vote or cause to be voted the Subject Securities against any Takeover Proposal and/or any matter that could reasonably be expected to delay, prevent, impede or frustrate the successful completion of the Transaction at any meeting of the securityholders of the Company called by the Board or a court (other than as a result of any application filed or supported by the Acquiror or the Seller without the consent of the Company) for the purpose of considering same;

(tt)
no later than 5 Business Days prior to the Meeting, the Seller will deliver or cause to be delivered (including by instructing the participant(s) in the book-based system operated by CDS Clearing and Depository Services Inc. or other intermediary through which the Seller holds the Subject Securities to arrange for such delivery) to the Company (with a copy to the Acquiror concurrently) of a duly executed proxy (or other appropriate voting instrument) in favour of the Acquiror or its designee, with full power of substitution, to attend, vote and otherwise act for and on behalf of the Seller in respect of its Subject Securities and in respect of all matters which may come before a meeting of the securityholders of the Company called by the Board or a court (other than as a result of any application filed or supported by the Acquiror or the Seller without the consent of the Company) relating to the Transaction (other than any change in the terms of the Transaction that would decrease the value of the consideration to be received by the Seller or that would result in adverse tax implications for the Seller), and such proxy (or other voting instrument) shall not be revoked unless this Agreement is terminated pursuant to Article 6 prior to the exercise of such proxy (or other voting instrument);

(uu)
to cause the Subject Securities to be counted as present for purposes of establishing a quorum and (A) to vote, or cause to be voted, the Subject Securities against, and (B) to not otherwise support, in each case, any: (i) liquidation, dissolution, recapitalization, merger, amalgamation, acquisition, strategic alliance, business combination, take-over bid, sale of material assets (or any lease, long- term supply agreement or other arrangement having the same economic effect as a sale), any material issue or sale of treasury shares or rights or interests therein or thereto (other than any treasury shares issued as a result of the exercise of any Options pursuant to the Option Plan), or similar transactions or series of transactions involving the Company, or a proposal to do any of the foregoing, excluding the Transaction; (ii) amendment of the Company’s articles or by-laws or other proposal or transaction involving the Company which amendment or other proposal or transaction would in any manner delay, impede, frustrate or prevent the Transaction or any of the transactions reasonably necessary for the consummation of the Merger, or change in any manner the voting rights of the Common Shares or any other securities of the Company; and (iii) action, agreement, transaction or proposal that might reasonably be regarded as being directed towards or likely to prevent or delay the Meeting or the successful completion of the Transaction or of the transactions reasonably necessary for the consummation of the Merger, at any meeting of securityholders of the Company called by the Board or a court (other than as a result of any application filed or supported by the Acquiror or the Seller without the consent of the Company);

(vv)
not exercise any rights of a securityholder of the Company to dissent or appraisal pursuant to applicable Law in respect of the Transaction, the Merger, or otherwise in connection with the Transaction, in each case as such may be amended or varied at any time prior to the Effective Time; or

(ww)
to support the completion of any Alternative Transaction in the same manner as the Seller is obligated to support the Merger under this Agreement if the Acquiror concludes, after the date of this Agreement, it is necessary or desirable and, without limiting the generality of the foregoing, if an Alternative Transaction is effected by way of a take-over bid:

(i)	the Seller shall validly tender or cause to be tendered and cause all acts and things to be done to tender the Seller’s Common Shares on the terms and conditions set out herein; and

(ii)
within five Business Days following the mailing of the take-over bid circular of the Company to be sent to securityholders of the Company in connection with the Alternative Transaction, the Seller shall deposit or cause to be deposited (including by instructing the participant in the book based system operated by The Depository Trust Company or such other intermediary through which the Seller holds the Subject Securities to arrange for such deposit) all of the Subject Securities in accordance with the provisions of the offer and circular and thereafter the Seller shall not withdraw or permit the Subject Securities to be withdrawn from such offer.

2.2                        As used in this Agreement, the term “Subject Securities” means the Common Shares (including all Company Restricted Stock) that are beneficially owned, or in respect of which the voting is, directly or indirectly, controlled or directed by the Seller, as constituted at the date hereof, and includes:

(xx)
any Common Share that may become beneficially owned, or in respect of which the voting may become, directly or indirectly, controlled or directed by the Seller after the date hereof and prior to the Effective Time, including any Common Share issued pursuant any convertible security of the Company owned by the Seller or which may otherwise be acquired by the Seller after the date hereof and prior to the Effective Time; and

(yy)
any other voting securities of the Company that may result from a reclassification, conversion, consolidation, subdivision or exchange of, or distribution or dividend on, such shares or capital reorganization of the Company and all other securities exercisable, convertible or exchangeable into any of the foregoing.

2.3                        During the term of this Agreement, the Seller hereby appoints the Acquiror as attorney-in-fact (which appointment is, subject to Article 6 and the Acquiror’s compliance with the terms and conditions of this Agreement and, upon the execution and delivery thereof by the Company and the Acquiror of the Merger Agreement, unconditional, irrevocable and coupled with an interest) for and on its behalf to execute a proxy appointing the Acquiror or its designee to attend and act on behalf of the Seller at any Meeting in respect of any of the matters referred to in Section 10.15(tt) and to act on behalf of the Seller on every action or approval by written consent of the Company Shareholders in respect of such matters, and if, pursuant to this power of attorney, the Acquiror has executed and not revoked a proxy in respect of a meeting for the Subject Securities which proxy has been accepted by the Company, then in such circumstances the Seller shall not be responsible for voting under Sections 10.15(rr) and (ss).

ARTICLE 3
CERTAIN COVENANTS OF THE SELLER

3.1                        Subject to the terms and conditions of this Agreement, and subject in all instances to the provisions of the Merger Agreement relating to Superior Proposals (as defined in the Merger Agreement, and including, without limitation, Section 7.11 of the Merger Agreement), which provisions are incorporated herein by reference and which shall apply to the Seller in his capacity as an officer and/or director of the Company (it being agreed that the Seller may take all actions not inconsistent with Section 7.11 of the Merger Agreement to facilitate the consummation of a Superior Proposal notwithstanding the provisions hereof), the Seller hereby irrevocably and unconditionally covenants and agrees from the date hereof until the earlier of (i) the termination of this Agreement pursuant to Article 6 and (ii) the Effective Time, except in accordance with the provisions of this Agreement:

(zz)
not, directly or indirectly, through any of its Representatives (i) solicit, assist, initiate, knowingly encourage or knowingly facilitate (including by way of discussion, negotiation, furnishing information, permitting any visit to any facilities or properties of the Company or any Company Subsidiary, or entering into any form of agreement, arrangement, commitment or understanding) any inquiries, proposals or offers regarding, or that may reasonably be expected to lead to, any Takeover Proposal, (ii) engage or participate in any discussions or negotiations regarding, or provide any information with respect to or otherwise cooperate with any person (other than the Company in connection with the Transaction, the Acquiror and their respective Representatives) regarding any Takeover Proposal or potential Takeover Proposal, (iii) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Takeover Proposal, (iv) provide any information relating to the Company or any subsidiary to any person or group in connection with any Takeover Proposal, or (v) otherwise co-operate in any way with any effort or attempt by any person or group to do or seek to do any of the foregoing;

(aaa)
immediately cease and cause to be terminated all existing agreements, discussions and negotiations, if any, with any person or group or any Representatives of any person or group (in each case, other than the Company in connection with the Transaction, the Acquiror and their respective Representatives) entered into or conducted before the date of this Agreement with respect to any Takeover Proposal;

(bbb)
immediately notify the Acquiror and the Company of any Takeover Proposal of which the Seller or, to the knowledge of the Seller or any of its Representatives becomes, directly or indirectly, aware.  Such notification shall be made first orally and then in writing and shall include a description of the material terms and conditions together with a copy of all documentation relating to any such Takeover Proposal or inquiry in respect of an Takeover Proposal within the Seller’s possession;

(ccc)
not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein (legal or equitable), to any person or group or agree to do any of the foregoing;

(ddd)
not grant or agree to grant any proxy, power of attorney or other right to vote the Subject Securities, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of securityholders of the Company or give consents or approval of any kind with respect to any of the Subject Securities;

(eee)
not requisition or join in any requisition of any meeting of securityholders of the Company without the prior written consent of the Acquiror and the Company, or vote or cause to be voted any of the Subject Securities in respect of any proposed action by the Company or the Company Shareholders or Affiliates or any other person or group in a manner which might reasonably be regarded as likely to prevent or delay the successful completion of the Transaction or the other transactions contemplated by the Merger Agreement and this Agreement or have a material adverse effect on the Company; and

(fff)
not do indirectly that which it may not do directly by the terms of this Article 3 or take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Transaction and the other transactions contemplated by the Merger Agreement and this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1                        The Seller represents, warrants and, where applicable, covenants to the Acquiror as follows and acknowledges that the Acquiror is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement and the Merger Agreement:

(ggg)
this Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Acquiror, constitutes a legal, valid and binding obligation, enforceable by the Acquiror against the Seller in accordance with its provisions, subject to bankruptcy, insolvency and other applicable Laws affecting creditor’s rights generally and general principles of equity;

(hhh)
(i) the Seller is the sole legal and beneficial owner of, or controls or directs the voting rights in respect of, the Subject Securities, (ii) the only Common Shares, Options or other securities of the Company beneficially owned, or over which control or direction is exercised by the Seller are the Subject Securities; and (iii) the Seller has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Seller of additional Common Shares, Options or other securities of the Company;

(iii)
the Seller has the sole right to vote all the Subject Securities and all such Subject Securities shall, immediately prior to the Effective Time, be beneficially owned solely by the Seller with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(jjj)
no individual or entity has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Seller of any of the Subject Securities or any interest therein or right thereto, including any right to vote, except the Acquiror pursuant to this Agreement;

(kkk)
none of the execution and delivery by the Seller of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance with the obligations hereunder by the Seller will result in a breach of (i) any agreement or instrument to which the Seller is a party or by which the Seller or any of the Seller’s property or assets is bound; or (ii) any judgment, decree, order or award of any Regulatory Authority with respect to the Seller, except, in the case of (ii), such breaches which could not, individually or in the aggregate, impair the ability of the Seller to perform its obligations under this Agreement or otherwise delay the Seller in performing such obligations; and

(lll)
there are no legal proceedings in progress or pending before any Regulatory Authority, or, to the knowledge of the Seller, threatened, against the Seller that would adversely affect in any manner the Seller’s ability to enter into this Agreement and to perform its obligations hereunder.

The representations and warranties of the Seller set forth in this Article 4 shall not survive either the Effective Time or the termination of this Agreement, as the case may be.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

5.1                        The Acquiror represents, warrants and, where applicable, covenants to the Seller as follows and acknowledges that the Seller is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(mmm)
the Acquiror has been duly formed and is validly existing under the laws of Quebec and has the requisite corporate power and authority to conduct its business as it is now being conducted and to execute and deliver this Agreement and to perform its obligations hereunder;

(nnn)
the execution and delivery of this Agreement by the Acquiror and the performance by it of its obligations hereunder have been duly authorized by its respective board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder;

(ooo)
this Agreement has been duly executed and delivered by the Acquiror and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation, enforceable by the Seller against the Acquiror in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditor’s rights generally and general principles of equity; and

(ppp)
none of the execution and delivery by the Acquiror of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance with the obligations hereunder by the Acquiror will result in a breach of (i) the constating documents of the Acquiror; (ii) any agreement or instrument to which the Acquiror is a party or by which the Acquiror or any of the Acquiror’s property or assets is bound; or (iii) any judgment, decree, order or award of any Regulatory Authority with respect to the Acquiror, except, in the case of (ii) and (iii), such breaches which could not, individually or in the aggregate, impair the ability of the Acquiror to perform its obligations under this Agreement or otherwise delay the Acquiror in performing such obligations.

ARTICLE 6
TERMINATION

6.1                        This Agreement may be terminated by the Acquiror by notice to the Seller if:

(qqq)	the Seller has not complied in all material respects with its covenants to the Acquiror contained herein;

(rrr)	the Company has not complied in all material respects with its covenants to the Acquiror under the Merger Agreement;

(sss)	any of the representations and warranties of the Seller contained herein is untrue or inaccurate in any material respect; or

(ttt)	the Merger Agreement is terminated in accordance with its terms.

6.2                        This Agreement may be terminated by the Seller by notice to the Acquiror if:

(uuu)	the Merger Agreement provides that the consideration payable to Seller per Common Share pursuant to the Transaction is less than set out in the second recital above;

(vvv)	the Transaction or the Merger is amended in any manner that would result in adverse tax implications for the Seller; or

(www)	the Merger Agreement is terminated in accordance with its terms.

6.3                        This Agreement may be terminated at any time prior to the Effective Time by the mutual agreement of the Acquiror and the Seller.

6.4                        In the case of any notice of termination of this Agreement pursuant to Section 6.1, 6.2 or 6.3 this Agreement shall terminate and be of no further force or effect.  Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any breach of this Agreement by the party prior to such termination.

ARTICLE 7
DISCLOSURE

7.1                        Except as required by applicable Laws or by any Regulatory Authority or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other, which shall not be unreasonably withheld or delayed.  Moreover, the parties agree to consult with each other and the Company prior to making any public filing, summarizing any provisions of this Agreement in any proxy circular or other disclosure documents in respect of the Transaction or making any public announcement or statement with respect to this Agreement, subject to the overriding obligations of Laws or regulations.  A copy of this Agreement and all amendments shall be provided to the Board.

ARTICLE 8
GENERAL

8.1                        This Agreement shall become effective upon mutual execution and delivery hereof by the Seller and the Acquirer.

8.2                        The Seller and the Acquiror shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out the intent of this Agreement.

8.3                        This Agreement shall not be assignable by any party without the prior written consent of the other parties and the Company.  This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

8.4                        This Agreement shall not be amended, replaced or altered in any manner whatsoever without the prior written consent of the Company which consent shall not be unreasonably withheld or delayed.

8.5                        Time shall be of the essence of this Agreement.

8.6                        Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by telecopier or facsimile transmission:

(xxx)	in the case of the Seller,

___________________
___________________
___________________
___________________

Fax:	___________________

(yyy)	in the case of the Acquiror:

Gammon Gold Inc.
56 Temperance Street
Suite 501
Toronto, Ontario
M5H 3V5

Attention:	Rene Marion
Fax:	(416) 646-3828

(zzz)
at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this Section 8.6 and if so given shall be deemed to have been received on the date of such delivery or sending (or, if such day is not a Business Day, on the next following Business Day).

8.7                        This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State Of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.8                        Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 10.3. Without limiting other means of service of process permissible under applicable law, each of the Company, Parent and MergerCo hereby agrees that service of any process, summons, notice or document by U.S. or Canadian registered mail to the respective addresses set forth in Section 8.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

8.9                        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10                     Each of the parties hereto agrees with the others that: (i) money damages would not be a sufficient remedy for any breach of this Agreement by any of the parties; (ii) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in addition to any other remedies available to the party, in the event of any breach of the provisions of this Agreement; and (iii) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy.  Each of the parties hereby consents to any preliminary applications for such relief to the courts provided for in Section 8.8 hereof.  The prevailing party shall be reimbursed for all costs and expenses, including reasonable legal fees, incurred in enforcing the other party’s obligations hereunder.  Such remedies shall not be deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies at law or in equity

8.11                     If any provision of this Agreement is determined by a court of proper jurisdiction to be invalid, illegal or unenforceable in any respect, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not irremediably affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, but subject to the provisions hereof and in the Merger Agreement relating to Superior Proposals, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled according to their original tenor to the extent possible.

8.12                     This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

8.13                     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.
GAMMON GOLD INC.

By:
Authorized Signatory

Irrevocably accepted and agreed to this 30th day of September, 2010.

Witness:	By:
Print Name:

SCHEDULE A

DEFINITIONS

“Affiliate” means an “affiliate” within the meaning of Part XX of the Securities Act (Ontario);

“Alternative Transaction” means another form of transaction (such as a take-over bid or amalgamation) to be entered into in accordance with the Merger Agreement and on economic terms and other terms and conditions (including tax treatment) and having consequences to the Company and the Company Shareholders that are equivalent to or better than those contemplated by the Merger Agreement in respect of which the Company has concluded, acting reasonably, that no action required to be taken in connection with such transaction (and not required to be taken in connection with the Merger) prior to the consummation thereof would have a material adverse effect on the Company;

“Board” means the board of directors of the Company as constituted as at the date of this Agreement (the “Incumbents”) together with any additions or replacements therefor as are approved or appointed by the Incumbents;

“Business Day” means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in Toronto, Ontario are open for the conduct of business;

“Certificate of Merger” means a certificate of merger filed with the Secretary of State of Delaware consummating the Merger;

“Company Restricted Stock” means the restricted shares of the Company under the Company’s equity-based compensation plan;

“Company Shareholders” means holders of Common Shares;

“Company Subsidiaries” means of any subsidiaries of the Company;

“Common Share” means a common share of the Company;

“Laws” means any applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Regulatory Authority having the force of law;

“Meeting” means the special meeting of Company Shareholders called by the Board or a court (other than as a result of any application filed or supported by the Acquiror or the Seller without the consent of the Company) to be held for the purpose of considering the Merger Resolution and any adjournments or postponements thereof;

“Merger” means upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time an Affiliate of the Acquiror shall merge with and into the Company;

“Merger Resolution” means the special resolution of Company Shareholders approving the Merger to be considered at the Meeting;

“Option Plan” means the option plan of the Company, as amended;

“Options” means the options issued pursuant to the Option Plan;

“Regulatory Authority” means:

(a)
any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(b)	any self-regulatory organization or stock exchange, including the Toronto Stock Exchange and the New York Stock Exchange;

(c)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

(d)	any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

“Representative” means, in respect of a person, its subsidiaries and its Affiliates and its and their directors, officers, employees, agents and representatives (including any financial, legal or other advisors);

“subsidiary” means, with respect to a person, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such person and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Acquiror and its subsidiaries), written or oral, relating to, or that could reasonably be expected to lead to, (A) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of any assets (including equity securities of any subsidiary of the Company), properties or businesses (including any lease, long-term supply agreement or other agreement or arrangement having the same or similar economic effect as a sale of assets, properties or business, any sale or grant of a royalty or similar type transaction), any liquidation or winding up, in each case that constitute 20% or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of securities of the Company or any subsidiary, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of securities of the Company, (C) any merger, amalgamation, statutory arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its subsidiaries, or (D) any other similar transactions or series of transactions involving the Company or any of its subsidiaries.

EXHIBIT B
CERTIFICATE OF INCORPORATION OF MERGERCO

EXHIBIT C
BY-LAWS OF MERGERCO

BY-LAWS OF MERGERCO

ARTICLE 9
OFFICES

9.1	Registered Office

The registered office of the corporation in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington Delaware 19808, in the County of New Castle.  The name of the corporation’s registered agent at such address shall be Corporation Service Company.  The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

9.2	Other Offices

The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE 10
MEETINGS OF STOCKHOLDERS

10.1	Place and Time of Meetings

An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting.  The date, time and place of the annual meeting may be determined by resolution of the board of directors or as set by the president of the corporation.

10.2	Special Meetings

Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof.  Such meetings may be called at any time by two or more members of the board of directors, the president or the holders of shares entitled to cast not less than a majority of the votes at the meeting or the holders of fifty percent (50%) of the outstanding shares of any series or class of the corporation’s capital stock.

10.3	Place of Meetings

The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors.  If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal executive office of the corporation.

10.4	Notice

Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose(s), of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.  All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

10.5	Stockholders List

The officer having charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

10.6	Quorum

Except as otherwise provided by applicable law or by the corporation’s certificate of incorporation, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.  If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 10.7 of this Article 10, until a quorum shall be present or represented.

10.7	Adjourned Meetings

When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting, at which the adjournment is taken.  At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

10.8	Vote Required

When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.  Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

10.9	Voting Rights

Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation of the corporation or any amendments thereto, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

10.10	Proxies

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person(s) to act for him, her or it by proxy.  Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact.  No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

10.11	Action by Written Consent

Unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent(s) in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent(s), shall be signed by the holders of outstanding shares of stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book(s) in which proceedings of meetings of the stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested, provided, however, that no consent(s) delivered by certified or registered mail shall be deemed delivered until such consent(s) are actually received at the registered office.  All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered.  No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.  Any action taken pursuant to such written consent(s) of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

ARTICLE 11
DIRECTORS

11.1	General Powers

The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

11.2	Number, Election and Term of Office

The number of directors which shall constitute the first board shall be one or more, which number may be increased or decreased from time to time by resolution of the board.  The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors.  The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in 11.4 of this Article 11. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

11.3	Removal and Resignation

Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.  Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause or a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.  Any director may resign at any time upon written notice to the corporation.

11.4	Vacancies

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.  Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

11.5	Annual Meetings

The annual meeting of each newly elected board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.

11.6	Other Meetings and Notice

Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board.  Special meetings of the board of directors may be called by or at the request of the president or vice president on at least 24 hours notice to each director, either personally, by telephone, by mail, or by telegraph; in like manner and on like notice the president must call a special meeting on the written request of at least a majority of the directors.

11.7	Quorum, Required Vote and Adjournment

A majority  of the total number of directors shall constitute a quorum for the transaction of business.  The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors.  If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

11.8	Committees

The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law.  The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Such committee(s) shall have such name(s) as may be determined from time to time by resolution adopted by the board of directors.  Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

11.9	Committee Rules

Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee.  Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum.  In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 11.8 of this Article 11, of such committee is or are absent or disqualified, the member(s) thereof present at any meeting and not disqualified from voting, whether or not such member(s) constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

11.10	Communications Equipment

Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

11.11	Waiver of Notice and Presumption of Assent

Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting.  Such right to dissent shall not apply to any member who voted in favor of such action.

11.12	Action by Written Consent

Unless otherwise restricted by the corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing(s) are filed with the minutes of proceedings of the board or committee.

ARTICLE 12
OFFICERS

12.1	Number

The officers of the corporation shall be elected by the board of directors and shall consist of a chairman, if any is elected, a president, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors.  Any number of offices may be held by the same person, except that no person may simultaneously hold the office of president and secretary.  In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

12.2	Election and Term of Office

The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be.  The president shall appoint other officers to serve for such terms as he or she deems desirable.  Vacancies may be filled or new offices created and filled at any meeting of the board of directors.  Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

12.3	Removal

Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

12.4	Vacancies

Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

12.5	Compensation

Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

12.6	The Chairman of the Board

The Chairman of the Board, if one shall have been elected, shall be a member of the board and an officer of the corporation.  He shall perform the duties as may from time to time be assigned to him by the board of directors.

12.7	The President

The president shall be the chief executive officer of the corporation.  The president (i) shall preside at all meetings of the stockholders and board of directors at which he or she is present; (ii) subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and (iii) shall see that all orders and resolutions of the board of directors are carried into effect.  The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

12.8	Vice-presidents

The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president.  The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.

12.9	The Secretary and Assistant Secretaries

The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book(s) to be kept for that purpose.  Under the president’s supervision, the secretary (i) shall give, or cause to be given, all notices required to be given by these by-laws or by law; (ii) shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe; and (iii) shall have custody of the corporate seal of the corporation.  The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary.  The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.  The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

12.10	The Treasurer and Assistant Treasurers

The treasurer (i) shall have the custody of the corporate funds and securities; (ii) shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; (iii) shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; (iv) shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; (v) shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and (vi) shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe.  If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation.  The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer.  The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

12.11	Other Officers, Assistant Officers and Agents

Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

12.12	Absence or Disability of Officers

In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE 13
CERTIFICATES OF STOCK

13.1	Form

Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by (i) the chairman or vice chairman of the board, or the president or a vice-president and (ii) by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation.  If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, president, vice-president, secretary, or assistant secretary may be facsimiles.  In case any officer(s) who have signed, or whose facsimile signature(s) have been used on, any such certificate(s) shall cease to be such officer(s) of the corporation whether because of death, resignation or otherwise before such certificate(s) have been delivered by the corporation, such certificate(s) may nevertheless be issued and delivered as though the person or persons who signed such certificate(s) or whose facsimile signature(s) have been used thereon had not ceased to be such officer(s) of the corporation.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation.  Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate(s) for such shares endorsed by the appropriate person(s), with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps.  In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate(s), and record the transaction on its books.  The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

13.2	Lost Certificates

The board of directors may direct a new certificate(s) to be issued in place of any certificate(s) previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed.  When authorizing such issue of a new certificate(s), the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate(s), or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

13.3	Fixing a Record Date for Stockholder Meetings

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting.  If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

13.4	Fixing a Record Date for Action by Written Consent

In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors.  If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

13.5	Fixing a Record Date for Other Purposes

In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

13.6	Registered Stockholders

Prior to the surrender to the corporation of the certificate(s) for a share(s) of stock with a request to record the transfer of such share(s), the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner.  The corporation shall not be bound to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, whether or not it shall have express or other notice thereof.

13.7	Subscriptions for Stock

Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors.  Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series.  In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE 14
GENERAL PROVISIONS

14.1	Dividends

Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the  certificate of incorporation.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum(s) as the directors from time to time, in their absolute discretion, think proper as a reserve(s) to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

14.2	Checks, Drafts or Orders

All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer(s), agent(s) of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

14.3	Contracts

The board of directors may authorize any officer(s), or any agent(s), of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

14.4	Loans

The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation.  The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.  Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

14.5	Fiscal Year

The fiscal year of the corporation shall be fixed by resolution of the board of directors.

14.6	Voting Securities Owned By Corporation

Voting securities in any other corporation held by the corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer.  Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

14.7	Inspection of Books and Records

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.  A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder.  In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder.  The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

14.8	Section Headings

Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

14.9	Inconsistent Provisions

In the event that any provision of these by-laws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, such provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE 15
AMENDMENTS

These bylaws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote.  The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

ARTICLE 16
INDEMNITY

16.1	General

The corporation shall indemnify to the fullest extent permitted by and in the manner permissible under the General Corporation Law of the State of Delaware, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (a) is or was a director or officer of the corporation or any predecessor of the corporation or (b) is or was a director or officer of the corporation or any predecessor of the corporation and served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of the corporation or any predecessor of the corporation; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors.

16.2	Advancement of Expenses

The right to indemnification conferred in this Article 16 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the corporation within twenty days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article 16 or otherwise.

16.3	Procedure for Indemnification

To obtain indemnification under this Article 16, a claimant shall submit to the corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 16.3, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (a) if requested by the claimant or if there are no Disinterested Directors (as hereinafter defined), by Independent Counsel (as hereinafter defined), or (b) by a majority vote of the Disinterested Directors, even though less than a quorum, or by a majority vote of a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

16.4	Certain Definitions

(a)	“Disinterested Director” means a director of the corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(b)
“Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any such person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the corporation or the claimant in an action to determine the claimant’s rights under this Article 16.  Independent Counsel shall be selected by the board of directors.